                                                                       EXHIBIT 2

                                                               EXECUTION VERSION

                    BRANCH PURCHASE AND ASSUMPTION AGREEMENT

                                   DATED AS OF

                                 MARCH 15, 2005

                                     BETWEEN

                            LIBERTY SAVINGS BANK, FSB

                                       AND

                          STATE BANK AND TRUST COMPANY

                               TABLE OF CONTENTS

RECITALS:...............................................................................   1

ARTICLE 1. - CERTAIN DEFINITIONS........................................................   1

     1.1      CERTAIN DEFINITIONS.......................................................   1

ARTICLE II. - THE TRANSACTIONS..........................................................   8

     2.1      TRANSFER AND CONSIDERATION................................................   8

     2.2      BREAK UP FEE..............................................................   9

     2.3      CONSIDERATION FOR ASSUMPTION OF LIABILITIES...............................  10

     2.4      AGGREGATE ASSET VALUE AND DEPOSIT PREMIUM.................................  10

     2.5      ASSUMPTION OF IRA DEPOSITS................................................  11

     2.6      ASSUMPTION OF KEOGH DEPOSITS..............................................  11

     2.7      ADJUSTMENT OF NET PREPAID EXPENSES/CHARGES................................  11

     2.8      ALLOCATION OF CONSIDERATION...............................................  11

ARTICLE III. - REPRESENTATIONS AND WARRANTIES OF SELLER.................................  12

     3.1      CORPORATE ORGANIZATION AND AUTHORITY......................................  12

     3.2      NO CONFLICT; LICENSES AND PERMITS; COMPLIANCE WITH LAWS AND
              REGULATIONS...............................................................  12

     3.3      APPROVALS AND CONSENTS....................................................  12

     3.4      DEPOSITS..................................................................  13

     3.5      FURNITURE, FIXTURES AND EQUIPMENT.........................................  13

     3.6      LOANS.....................................................................  13

     3.7      PERSONAL PROPERTY AND SELLER LEASES.......................................  13

     3.8      CONTRACTS AND DEFAULTS....................................................  14

     3.9      EMPLOYEE BENEFITS.........................................................  14

     3.10     LITIGATION AND LIABILITIES................................................  14

     3.11     REGULATORY MATTERS........................................................  14

     3.12     BROKERS' FEES.............................................................  14

     3.13     ENVIRONMENTAL MATTERS.....................................................  14

     3.14     COLLECTIVE BARGAINING AGREEMENTS..........................................  15

     3.15     INFORMATION FOR REGULATORY APPROVALS......................................  15

     3.16     ABSENCE OF CERTAIN CHANGES, ETC...........................................  15

     3.17     SOLDIERS AND SAILORS CIVIL RELIEF ACT.....................................  15

ARTICLE IV. - REPRESENTATIONS AND WARRANTIES OF PURCHASER...............................  15

     4.1      CORPORATE ORGANIZATION AND AUTHORITY......................................  15

     4.2      NO CONFLICT; LICENSES AND PERMITS; COMPLIANCE WITH LAWS AND
              REGULATIONS...............................................................  16

     4.3      APPROVALS AND CONSENTS....................................................  16

     4.4      REGULATORY MATTERS........................................................  16

     4.5      BROKERS' FEES.............................................................  16

     4.6      LITIGATION AND LIABILITIES................................................  16

     4.7      AGREEMENTS WITH REGULATORY AUTHORITIES....................................  17

     4.8      INFORMATION FOR REGULATORY APPROVALS......................................  17

     4.9      COMMUNITY REINVESTMENT ACT................................................  17

ARTICLE V. - COVENANTS OF THE PARTIES...................................................  17

     5.1      ACTIVITY IN THE ORDINARY COURSE...........................................  17

     5.2      ACCESS AND CONFIDENTIALITY................................................  18

     5.3      REGULATORY APPROVALS......................................................  19

     5.4      ENVIRONMENTAL ASSESSMENT REPORTS  AND PHYSICAL EXAMINATIONS...............  19

     5.5      TITLE TO BRANCH REAL ESTATE...............................................  21

     5.6      NOTICES OF DEFAULT........................................................  21

     5.7      DEPOSIT SOLICITATION BY PURCHASER.........................................  22

     5.8      PERFORMANCE OF LIABILITIES................................................  22

     5.9      CONTRACTS.................................................................  22

     5.10     SELLER LEASES.............................................................  22

     5.11     INSURANCE; DESTRUCTION OF OR DAMAGE TO A BRANCH...........................  22

     5.12     INTERFERENCE OR DAMAGE....................................................  22

     5.13     ACCOUNT LOANS.............................................................  23

     5.14     SAFE DEPOSIT BUSINESS.....................................................  23

     5.15     CONDUCT OF BUSINESS.......................................................  23

     5.16     FIDUCIARY RELATIONSHIPS...................................................  23

     5.17     SOLICITATIONS AND BRANCH LOCATIONS........................................  23

     5.18     "AS IS" CONDITION.........................................................  24

     5.19     Deposit Records...........................................................  24

ARTICLE VI. - TRANSITIONAL MATTERS......................................................  24

     6.1      TRANSITIONAL ARRANGEMENTS.................................................  24

     6.2      NOTIFICATION OF DEPOSITORS................................................  25

     6.3      ASSUMPTION OF DEPOSITS....................................................  25

     6.4      PAPER ITEMS...............................................................  26

     6.5      RETURNED ITEMS............................................................  26

     6.6      AUTOMATED CLEARING HOUSE CREDIT AND DEBITS................................  27

     6.7      WIRE TRANSFERS............................................................  27

     6.8      ESCHEATABLE DEPOSITS......................................................  27

     6.9      MAINTENANCE OF RECORDS....................................................  28

     6.10     IRA AND KEOGH ACCOUNTS....................................................  28

     6.11     ATM/DEBIT CARDS...........................................................  28

     6.12     DATA PROCESSING CONVERSION OF DEPOSITS AND HANDLING OF CERTAIN ITEMS......  29

     6.13     STATEMENT OF ACCOUNTS.....................................................  29

     6.14     CONTINUING AVAILABILITY OF RECORDS; ACCOUNT HISTORIES.....................  29

     6.15     DEPOSIT COLLATERAL........................................................  29

     6.16     VENDOR RELATIONSHIPS......................................................  29

     6.17     FURTHER ASSURANCES........................................................  29

ARTICLE VII. - TAXES AND EMPLOYEE BENEFITS..............................................  30

     7.1      PRORATION OF TAXES........................................................  30

     7.2      INTEREST REPORTING AND WITHHOLDING........................................  30

     7.3      SALES AND TRANSFER TAXES, TITLE INSURANCE.................................  31

     7.4      ASSISTANCE AND COOPERATION................................................  31

     7.5      EMPLOYEE BENEFITS.........................................................  31

ARTICLE VIII. - CONDITIONS TO CLOSING...................................................  33

     8.1      CONDITIONS TO OBLIGATIONS OF PURCHASER....................................  33

     8.2      CONDITIONS TO OBLIGATIONS OF SELLER.......................................  33

ARTICLE IX. - CLOSING PROCEDURES........................................................  34

     9.1      CLOSING DATE AND PLACE....................................................  34

     9.2      PAYMENT DUE AT CLOSING....................................................  34

     9.3      CLOSING DOCUMENTS TO BE DELIVERED OR ACTIONS TO BE TAKEN BY SELLER........  34

     9.4      CLOSING DOCUMENTS TO BE DELIVERED OR ACTIONS TO BE TAKEN BY
              PURCHASER.................................................................  36

     9.5      POST CLOSING ADJUSTMENTS..................................................  37

ARTICLE X. - TERMINATION................................................................  38

     10.1     TERMINATION...............................................................  38

     10.2     EFFECT OF TERMINATION.....................................................  39

ARTICLE XI. - INDEMNIFICATION...........................................................  39

     11.1     INDEMNIFICATION...........................................................  39

ARTICLE XII.- MISCELLANEOUS.............................................................  41

     12.1     SURVIVAL..................................................................  41

     12.2     ASSIGNMENT................................................................  41

     12.3     BINDING EFFECT............................................................  41

     12.4     PUBLIC NOTICE.............................................................  42

     12.5     NOTICES...................................................................  42

     12.6     INCORPORATION.............................................................  42

     12.7     GOVERNING LAW.............................................................  43

     12.8     ENTIRE AGREEMENT..........................................................  43

     12.9     COUNTERPARTS..............................................................  43

     12.10    HEADINGS..................................................................  43

     12.11    WAIVER....................................................................  43

     12.12    EXPENSES..................................................................  43

     12.13    COMPUTATION OF INTEREST...................................................  43

     12.14    THIRD-PARTY BENEFICIARIES.................................................  43

     12.15    SEVERABILITY..............................................................  43

EXHIBITS

Exhibit A    Branches
Exhibit B    Preliminary Settlement Statement
Exhibit C    Assignment and Assumption Agreement
Exhibit D    Bill of Sale and Assignment
Exhibit E    Retirement Account Transfer Agreement
Exhibit F    Form of Seller's Officer's Certificate
Exhibit G    Form Purchaser's Officer's Certificate
Exhibit H    Final Settlement Statement
Exhibit I    Power of Attorney

                                    SCHEDULES

Schedule 1.1(a)      Assumed Contracts
Schedule 1.1(b)      ATMs
Schedule 1.1(c)      Other Liabilities
Schedule 1.1(d)      Officers with "Knowledge"
Schedule 1.1(e)      Uncollectible Loans
Schedule 3.3         Approvals and Consents
Schedule 3.4         Deposits
Schedule 3.5         Furniture, Fixtures and Equipment
Schedule 3.6         Loans
Schedule 3.10        Litigation and Liabilities
Schedule 3.11        Regulatory Matters
Schedule 3.13        Environmental Matters
Schedule 3.16        Absence of Certain Changes, Etc.
Schedule 4           Exceptions to Purchaser's Representations and Warranties
Schedule 5.1         Planned Improvements
Schedule 6.15        Deposit Collateral
Schedule 7.5(a)      Purchaser's Estimate of Employees to be Hired
Schedule 9.3(a)(i)   Cash on Hand
Schedule 9.3(a)(ii)  Net Prepaid Expenses

                    BRANCH PURCHASE AND ASSUMPTION AGREEMENT

      BRANCH PURCHASE AND ASSUMPTION AGREEMENT, dated as of March 15, 2005 between Liberty Savings Bank, FSB, a Federal Savings Bank with its principal offices at 2251 Rombach Avenue, Wilmington, Ohio 45177 ("Seller"), and State Bank and Trust Company, an Ohio banking corporation and wholly owned subsidiary of Rurban Financial Corp., with its principal offices at 401 Clinton Street, Defiance, Ohio 43512 ("Purchaser").

                                    RECITALS:

      A. Subject to the terms, provisions and conditions set forth herein, Purchaser wishes to purchase from Seller, and Seller wishes to sell to Purchaser, certain branch banking locations of Seller located in Lima, Ohio, as further described herein.

      B. Seller desires to sell, and Purchaser desires to acquire, in accordance with the terms and provisions of this Agreement, certain assets of Seller associated with the Branches as defined herein.

      C. Seller desires to assign to Purchaser, and Purchaser desires to assume from Seller, in accordance with the terms and provisions of this Agreement, certain liabilities of Seller associated with the Branches.

      NOW, THEREFORE, in consideration of the premises and the mutual promises and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, Seller and Purchaser agree as follows:

                                   ARTICLE 1.
                               CERTAIN DEFINITIONS

      1.1 CERTAIN DEFINITIONS. As used in this Agreement, the terms below shall have the meanings set forth.

      "ACCOUNT" means, as of any date, a deposit liability of Seller which is maintained at the Branches and which is not represented by a certificate of deposit having a fixed maturity.

      "ACCRUED INTEREST" means, at any date, on any Deposits or loans, interest which has accrued on such Deposits or loans to such date but not yet posted to such accounts.

      "ACCRUED EXPENSES" means the accrued expenses that appear as a liability in respect of any Branch on the financial statements of Seller prepared in accordance with Section 2.7.

      "AFFILIATE" of a person means any person directly or indirectly controlling or controlled by or under direct or indirect common control with such person.

      "AGGREGATE ASSET VALUE" shall have the meaning set forth in Section 2.4.

      "AGREEMENT" means this Branch Purchase and Assumption Agreement, including all schedules, exhibits and addenda as modified, amended or extended from time to time.

      "ALLOCATION" shall have the meaning set forth in Section 2.8.

      "APPRAISED VALUE" means the dollar value of the Branch Real Estate determined in accordance with a market value average of two independent appraisals performed by certified Ohio appraisers, one each selected independently by Purchaser and Seller, costs of which would be borne separately by Purchaser and Seller.

      "ASSETS" means the Branch Real Estate and with respect to the Branches, the Furniture, Fixtures and Equipment, Cash on Hand, Seller Leases, safe deposit boxes (exclusive of the contents thereof), Prepaid Expenses, the Records, the Deposit-Related Loans, the Other Loans, the Deposit Collateral, if purchased by Purchaser pursuant to Section 6.15, valued at the Deposit Collateral Value and any fees and charges related to the Deposits for periods after, but not before, Closing including the Prepaid FDIC Insurance Premium.

      "ASSUMED CONTRACT" means a Seller Lease, equipment lease or a service or similar contract that relates to the operations of the Branches, and which Seller Lease, equipment lease or other contract is set forth on Schedule 1.1 (a) and will be assumed by Purchaser on the Closing Date.

      "ATMs" means all automated teller machines at the Branches as listed on
Schedule 1.1 (b) hereto.

      "BRANCH REAL ESTATE" means all real property, Improvements, and interests therein owned by Seller at which Branches are located, and which includes any real property or interest subject to a Seller Lease.

      "BRANCHES" means each of the branches and other banking offices of Seller owned by Seller to be acquired by Purchaser under this Agreement, each as identified on Exhibit A hereto.

      "BREAK UP FEE" shall have the meaning set forth in Section 2.2.

      "BUSINESS DAY" means a day on which Seller is open for business in the State of Ohio and which is not a Saturday or Sunday.

      "CASH PAYMENT" shall have the meaning set forth in Section 2.3.

      "CASH ON HAND" means with respect to the Branches and as of any date, all cash on hand including petty cash, vault cash, teller cash, ATM cash, and prepaid postage, excluding Escrow Balances.

      "CEILING AMOUNT" shall have the meaning set forth in Section 11.1(f).

      "CLOSE OF BUSINESS" means the local time that the Branches close to the public.

      "CLOSING" and "CLOSING DATE" refer to the closing for the sale, purchase and assumption provided for herein to be held at such time and date as provided for in Article 9 hereof.

      "CODE" means the Internal Revenue Code of 1986, as amended.

      "CORRESPONDENT ACCOUNT" shall have the meaning set forth in Section
6.1(b).

      "DEPOSITS" means with respect to the Branches and as of any date, all deposit liabilities of Seller that are Accounts or certificates of deposit, including Accrued Interest and all uncollected items included in depositors' balances; provided, however, that Deposits shall not include (i) IRA Accounts and Keogh Accounts which will not be or have not been transferred to Purchaser in accordance with Sections 2.5 and 2.6, (ii) any deposit liabilities which, by law or contract (including the terms of any relevant deposit agreement), either Purchaser is not permitted to assume or Seller is not permitted to sell, transfer, assign or otherwise dispose, (iii) any Deposits related to any Uncollectible Loans or Branch Deposits that have been overdrawn for a consecutive thirty (30) day period at any time within the twelve (12) months prior to the Closing Date, (iv) deposits subject to any legal process or attachment, (v) deposits of Seller benefit plans and Seller's insiders, and (vi) brokered deposits.

      "DEPOSIT COLLATERAL" means securities, loans, or other assets of the Seller which are pledged to secure Deposits or otherwise subject to an Encumbrance and function as security for the Deposits. Purchaser shall have the right to substitute appropriate collateral in accordance with Section 6.15.

      "DEPOSIT COLLATERAL SECURITY AGREEMENT" means the instrument giving rise to the Encumbrance on the Deposit Collateral, or pursuant to which the Deposit Collateral is pledged to, or otherwise secures, the Deposits.

      "DEPOSIT COLLATERAL VALUE" means the Market Value of the Deposit Collateral as of the Closing Date; provided, however, that for purposes of the cash payment pursuant to Section 9.2, Deposit Collateral Value shall be equal to such Market Value as of the Close of Business on the fifth Business Day prior to Closing.

      "DEPOSIT PREMIUM" shall have the meaning set forth in Section 2.4(b).

      "DEPOSIT-RELATED LOANS" means with respect to the Branches, loans secured by deposits in savings accounts or by certificates of deposit and overdrafts in respect of Transaction Accounts (other than overdrafts extended pursuant to a formal line of credit or similar arrangement that are secured primarily by assets other than Deposits).

      "EMPLOYEES" means with respect to the Branches, (i) any employee, including without limitation, those employees who on the Closing Date are on medical leave, family leave, military leave or personal or pregnancy leave previously identified by the Seller to the Purchaser as a Branch related employee employed by Seller or its Affiliates on the date hereof or on Closing Date and (ii) such other employees of Seller as may be agreed between Seller and Purchaser.

      "ENCUMBRANCES" means all mortgages, claims, charges, liens, encumbrances, easements, limitations, restrictions, commitments and security interests, except for statutory liens securing payments not yet due, the Seller Leases, liens incurred in the ordinary course of business, including without limitation liens in favor of mechanics or materialmen, other liens, charges, security interests, encumbrances, or such other imperfections of title, which in each case do not materially and adversely affect the use of the properties or assets subject thereto or affected thereby or which otherwise do not materially impair business operations at such properties, and except for obligations pursuant to the unclaimed property law of the State of Ohio relating to the escheatable deposits.

      "ENVIRONMENTAL LAW" means any Federal, state and local law (whether under common law, statute, rule, regulation or otherwise), requirement under permits issued with respect thereto, and other orders, decrees, judgments, directives or other requirements of a governmental authority relating to the environment or to a Hazardous Substance.

      "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

      "ESCROW BALANCES" means amounts held in custody by Seller for insurance and taxes for or otherwise related to, the Deposit-Related Loans and the Other Loans.

      "EXAMINATIONS" shall have the meaning set forth in Section 5.4.

      "FDIC" means the Federal Deposit Insurance Corporation.

      "FEDERAL FUNDS RATE" means, on any day, the per annum rate of interest (rounded upward to the nearest 1/100 of 1 percent) which is the weighted average of the rates on overnight federal funds transactions arranged on such day or, if such day is not a banking day, the previous banking day, by federal funds brokers computed and released by the Federal Reserve Bank of Cleveland (or any successor) in substantially the same manner as such Federal Reserve Bank currently computes and releases the weighted average it refers to as the "Federal Funds Effective Rate" at the date of this Agreement.

      "FEDERAL RESERVE BOARD" means the Board of Governors of the Federal Reserve System.

      "FINAL PAYMENT AMOUNT" shall have the meaning set forth in Section 9.5(c).

      "FINAL SETTLEMENT STATEMENT" shall have the meaning set forth in Section 9.5(b).

      "FLOOR AMOUNT" shall have the meaning set forth in Section 11.1(e).

      "FURNITURE, FIXTURES AND EQUIPMENT" means with respect to the Branches, all furniture, fixtures and equipment that are owned by Seller and also includes all ATMs and any related equipment as listed on Schedule 3.5; excluding any furniture, fixtures and equipment owned by a tenant at any Branch Real Estate leased pursuant to a Seller Lease.

      "HAZARDOUS SUBSTANCE" means any chemical, compound, material, mixture or substance that is now or hereafter defined or listed in any Environmental Laws as a "hazardous waste," "hazardous substance," "hazardous material," "extremely hazardous waste," "infectious waste," "toxic substance," "toxic pollutant" or other formulation intended to define, list, or classify substances by reason of deleterious properties.

      "HIRED EMPLOYEES" shall have the meaning set forth in Section 7.5(a).

      "IMPROVEMENTS" means all improvements to the owned real estate in respect of the Branches purchased, installed or constructed by or on behalf of Seller or used in connection with the operation or maintenance of any Branch.

      "INCLEARING PERIOD" shall have the meaning set forth in Section 6.4(b).

      "INDIVIDUAL RETIREMENT ACCOUNT" or "IRA" means an account created by a trust for the exclusive benefit of any individual or his beneficiaries in accordance with the provisions of Section 408 of the Code.

      "IRS" means the Internal Revenue Service.

      "KEOGH ACCOUNT" or "KEOGH" means an account created by a trust for the benefit of employees (some or all of whom are self-employed persons) and that complies with the provisions of Section 401 of the Code.

      "LIABILITIES" means Seller's obligations with respect to the period following the Closing Date regarding the (i) Deposits, (ii) Assumed Contracts,
(iii) Seller's obligations to provide services in connection with the Assets and the Deposits, including obligations with respect to safe deposit boxes, (iv) Accrued Expenses, (v) any liabilities for transfer taxes, title insurance premiums, sales or use taxes, recording fees or other fees or costs associated with Closing, (vi) Escrow Balances and (vii) such other liabilities of Seller as may be set forth on Schedule 1.1(c) (the "Other Liabilities"); excluding, however, any Assumed Contracts as to which any consents required to transfer the same to Purchaser at Closing cannot be obtained.

      "LOSSES" means claims, judgments, settlements, penalties, fines, losses, liabilities, obligations or duties (of any kind or nature, whether or not accrued or fixed, absolute or contingent, determined or determinable) damages (including compensatory or punitive damages and forgiveness or cancellation of obligations), expenses, interest, costs and legal fees and disbursements, collectively.

      "MARKET STREET BRANCH" means the Branch located at 930 West Market Street, Lima, Ohio, 45805.

      "MARKET VALUE" means the average of (i) the dollar amount of a bid to purchase the subject Deposit Collateral from a brokerage firm chosen by Seller; and (ii) the dollar amount of a bid to purchase the subject Deposit Collateral from a brokerage firm chosen by Purchaser.

      "MATERIAL ADVERSE EFFECT" means, unless the context otherwise requires, a material adverse effect on the business of the Branches, taken as a whole in respect of all such Branches, or on the consummation of the transactions contemplated hereby; provided, however, notwithstanding anything contained herein to the contrary, an adverse effect resulting from the announcement of the transactions contemplated by or the execution of this Agreement shall not constitute a "Material Adverse Effect" nor shall it constitute a "material adverse change" as described in Section 3.16 hereof.

      "NET BOOK VALUE" shall mean the net book value as determined in accordance with Generally Accepted Accounting Principles applied on a consistent basis.

      "NET PREPAID EXPENSES" means Prepaid Expenses less Accrued Expenses.

      "OCC" means the Office of the Comptroller of the Currency.

      "OTHER LOANS" means loans of the Branches other than Deposit-Related Loans or Uncollectible Loans, as described on Schedule 3.6 as "Other Loans" (including loan commitments referred to thereon).

      "OTS" means the Office of Thrift Supervision.

      "PAPER ITEMS" shall have the meaning set forth in Section 6.3.

      "PRELIMINARY DEPOSIT PREMIUM" shall mean: (i) eight and twenty-five one hundreds percent (8.25%) of the aggregate amount of the Deposits set forth in
Schedule 3.4, excluding all uncollected items in depositors' balances, if Regulatory Approval is obtained on or before the Target Date, or (ii) nine and zero one hundreds percent (9.0%) of the aggregate amount of the Deposits set forth in Schedule 3.4, excluding all uncollected items in depositors' balances, if Regulatory Approval is obtained after the Target Date, unless such failure to obtain Regulatory Approval on or before the Target Date is the result of: (i) a breach by Seller of the terms of this Agreement, or (ii) the refusal of the applicable governmental and regulatory authorities whose consents, approvals and authorizations are required in order for Purchaser to consummate the transactions contemplated herein, to grant such Regulatory Approval on or before the Target Date as a result of an action by or the condition of Seller.

      "PRELIMINARY SETTLEMENT STATEMENT" shall have the meaning set forth in
Section 9.2.

      "PREPAID EXPENSES" means, as of the Closing Date, the prepaid expenses that would otherwise appear as an asset in respect of any Branch on the financial statements of Seller prepared in accordance with Generally Accepted Accounting Principles and in accordance with Section 2.7 plus the pro rated amount of the Prepaid FDIC Insurance Premium, whether or not it appears on the financial statements of Seller.

      "PREPAID FDIC INSURANCE PREMIUM" means the amount of insurance premiums paid by Seller to the FDIC for deposit insurance with respect to the Deposits for any period after the Closing Date.

      "PURCHASER'S OBJECTION" shall have the meaning set forth in Section
9.5(d).

      "PURCHASER'S OFFICER'S CERTIFICATE" shall have the meaning set forth in
Section 8.2(b).

      "RECORDS" means all records and original documents in Seller's possession or control which pertain to and are utilized by Seller or reasonably necessary to administer, reflect, monitor, evidence or record information respecting the business or conduct of the Branches and all such records and original documents respecting (i) the Assumed Contracts, (ii) the Assets, (iii) the Deposits, (iv) the Employees and (v) the ATMs, including all such records maintained on electronic or magnetic media in the electronic data base system of Seller or its Affiliates, or to comply with applicable laws and governmental regulations to which the Deposits are subject.

      "REGULATORY APPROVALS" means all approvals, permits, authorizations, waivers or consents of governmental agencies or authorities necessary or appropriate to permit consummation of the transactions contemplated herein and includes, without limitation, as applicable (i) approval of the FDIC under the Federal Deposit Insurance Act ("FDIA"); and (ii) as applicable, approval by the primary regulator of Purchaser and Seller, including the OTS, the OCC, the Federal Reserve Board and approval by the appropriate regulatory authorities in the various states of the United States or any other state or federal agency whose approval of the transactions contemplated under this Agreement is required.

      "RESEARCH" means search, retrieval, photocopying, transmission, delivering, compilation, reordering, or other tasks relating to the Records.

      "SAFE DEPOSIT BUSINESS" shall have the meaning set forth in Section 5.14.

      "SELLER'S KNOWLEDGE" or "PURCHASER'S KNOWLEDGE" or other similar phrases means all information which is actually known by those officers of Seller or Purchaser involved with negotiation of this Agreement and that are listed on
Schedule 1.1(d).

      "SELLER LEASE" means any of the real estate leases or subleases whereby Seller is the lessor or sublessor of real estate at or adjacent to Branches, as indicated in Schedule 1.1(a).

      "SELLER'S OFFICER'S CERTIFICATE" shall have the meaning set forth in
Section 8.1(b).

      "TARGET DATE" means the date that is the earlier of: (i) sixty (60) calendar days from the date the applications for the Regulatory Approvals are filed; or (ii) seventy five (75) calendar days from the date hereof.

      "TAX RETURNS" means any return or other report required to be filed with respect to any Taxes, including declarations of estimated tax and information returns.

      "TAXES" means any federal, state, local, or foreign taxes, including but not limited to taxes on or measured by income, estimated income, franchise, capital stock, employee's withholding, non-resident alien withholding, backup withholding, social security, occupation, unemployment, disability, value added taxes, taxes on services, real property taxes or special assessments, personal property, sales, use, excise, transfer, gross receipts, inventory and merchandise, business privilege, and other taxes or governmental fees or charges or amounts required to be withheld and paid over to any government in respect of any tax or governmental fee or charge, including any interest, penalties, or additions to tax on the foregoing whether or not disputed.

      "TERMINATION DATE" means July 29, 2005.

      "TRANSACTION ACCOUNT" means any account at a Branch in respect of which deposits therein are withdrawable in practice upon demand or upon which third party drafts may be drawn by the depositor, including checking accounts, NOW accounts and money market deposit accounts.

      "UNCOLLECTIBLE LOANS" means any loans that, in Seller's reasonable discretion, are past-due, uncollectible, do not satisfy reasonable underwriting or performance criteria and listed on Schedule 1.1(e) or which become such after the date of execution, which such Uncollectible Loans shall be excluded from the Deposit-Related Loans and Other Loans being transferred to Purchaser hereunder.

      "UPDATED DEPOSIT PREMIUM" shall mean: (i) eight and twenty-five one hundreds percent (8.25%) of the aggregate amount of the Deposits set forth in updated Schedule 3.4 delivered by Seller pursuant to Section 9.5, excluding all uncollected items in depositors' balances, if Regulatory Approval is obtained on or before the Target Date, or (ii) nine and zero one hundreds percent (9.0%) of the aggregate amount of the Deposits set forth in updated Schedule 3.4 delivered by Seller pursuant to Section 9.5, excluding all uncollected items in depositors' balances, if Regulatory Approval is obtained after the Target Date, unless such failure to obtain Regulatory Approval on or before the Target Date is the result of: (i) a breach by Seller of the terms of this Agreement, or (ii) the refusal of the applicable governmental and regulatory authorities whose consents, approvals and authorizations are required in order for Purchaser to consummate the transactions contemplated herein, to grant such Regulatory Approval on or before the Target Date as a result of an action by or the condition of Seller.

      The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

                                   ARTICLE II.
                                THE TRANSACTIONS

      2.1 TRANSFER AND CONSIDERATION. Subject to the terms and conditions set forth in this Agreement and except as otherwise indicated in the Schedules hereto, at the Closing, Purchaser shall (a) purchase the Assets and (b) assume the Liabilities and Seller shall sell, grant, assign, transfer, convey and deliver to Purchaser, all of Seller's right, except as set forth in Section 7.3, title and interest in and to (i) such Assets, and (ii) such Liabilities.

      2.2 BREAK UP FEE .

      (a) Upon execution of this Agreement, Purchaser shall deposit immediately available funds in an amount equal to One Hundred Thousand Dollars ($100,000.00) (the "Break Up Fee") in an escrow account at Purchaser, such Break Up Fee to be subject to release as provided herein.

      (b) The Break Up Fee shall be retained by Purchaser if this Agreement is terminated:

                  (i) by Purchaser and Seller in accordance with Section
            10.1(a),

                  (ii) by Purchaser in accordance with Section 10.1(b),

                  (iii) by Purchaser in accordance with Section 10.1(d),

                  (iv) by Purchaser in accordance with Section 10.1(e)(ii);
            provided, however, that for purposes of this Section 2.2(b)(iv), Purchaser shall only be entitled to retain the Break Up Fee if the denial or revocation of any Regulatory Approval is the result of an action by or the condition of Seller and, otherwise, Seller shall be entitled to receive the Break Up Fee,

                  (v) by Purchaser in accordance with Section 10.1(f)(ii);
            provided, however, that for purposes of this Section 2.2(b)(v), Purchaser shall only be entitled to retain the Break Up Fee if the withdrawal by Purchaser of its application for Regulatory Approval is the result of communication by one of the applicable governmental and regulatory authorities whose consents, approvals and authorizations are required in order for Purchaser to consummate the transactions contemplated herein of its unwillingness to grant Regulatory Approval on or before the Target Date as a result of an action by or the condition of Seller and, otherwise, Seller shall be entitled to receive the Break Up Fee,

                  (vi) by Purchaser in accordance with Section 10.1(g).

      (c) The Break Up Fee shall be paid and distributed to Seller if this Agreement is terminated:

                  (i) by Seller in accordance with Section 10.1(b),

                  (ii) by Seller in accordance with Section 10.1(c),

                  (iii) by Seller in accordance with Section 10.1(d),

                  (iv) by Seller in accordance with Section 10.1(e)(i), or

                  (v) by Seller in accordance with Section 10.1(f).

      (d) If the Closing occurs on or before the Termination Date, the Break Up Fee shall be credited towards the Aggregate Asset Value due to Seller from Purchaser. The Break Up Fee shall be in addition to all other rights, claims and causes of action Seller may have at law or in equity. Purchaser expressly agrees that the amount of the Break Up Fee is fair and reasonable and does not constitute a penalty or liquidated damages. In the event Seller is entitled to the Break Up Fee in accordance with the terms of this Section 2.2 and Purchaser unreasonably delays distribution of the Break Up Fee to Seller or fails to distribute the Break Up Fee to Seller, Purchaser shall, in addition to payment of the Break Up Fee, reimburse Seller for all damages, losses, costs, fees and expenses (including attorneys' fees) incurred by Seller in connection with obtaining the Break Up Fee.

      2.3 CONSIDERATION FOR ASSUMPTION OF LIABILITIES. Subject to the provisions of Article IX hereof, as consideration for the assumption of the Liabilities, Seller shall pay to Purchaser an amount (the "Cash Payment") in United States dollars, which shall be equal to (a) one hundred percent (100%) of the aggregate amount of the Deposits as of Close of Business on the Closing Date, minus (b) the Aggregate Asset Value, minus (c) the Deposit Premium.

      2.4 AGGREGATE ASSET VALUE AND DEPOSIT PREMIUM.

            (a) Aggregate Asset Value. The aggregate value of the Assets (the "Aggregate Asset Value") will be an amount equal to the sum of the following:

                  (i) the Appraised Value of Branch Real Estate;

                  (ii) the aggregate fair market value, as agreed by Purchaser and Seller, of all of the items of Furniture, Fixtures and Equipment not included in leasehold improvements, as determined by a fixed asset physical inventory jointly performed as of the Close of Business as of the last day of the month preceding the month in which the Closing Date occurs;

                  (iii) the aggregate principal amount of the Deposit-Related
            Loans and Other Loans to be delivered at Closing, plus accrued and unpaid interest thereon excluding any Uncollectible Loans and related accrued and unpaid interest thereon (but excluding for purposes of such Aggregate Asset Value any unfunded loan commitments referred to thereon, uncollected fees, charges or penalties);

                  (iv) the aggregate amount of Cash on Hand as of the Close of
            Business on the Closing Date;

                  (v) the aggregate amount of the Net Prepaid Expenses as of the
            Close of Business on the Closing Date as determined in accordance with Generally Accepted Accounting Principles;

                  (vi) the Deposit Collateral Value; and

                  (vii) the Prepaid FDIC Insurance Premium, if any, paid by the
            Seller after the signing of this Agreement and before Closing.

            (b) Deposit Premium. The deposit premium ("Deposit Premium") shall be a dollar amount equal to the Preliminary Deposit Premium determined on the Closing Date. An Updated Deposit Premium will be determined and paid in accordance with Section 9.5.

      2.5 ASSUMPTION OF IRA DEPOSITS. With respect to Deposits which are IRAs, Seller will use its reasonable efforts and will cooperate with Purchaser, both before and for a period of not less than thirty (30) calendar days nor more than sixty (60) calendar days after the Closing, in taking whatever actions as are reasonably necessary to accomplish either the appointment of Purchaser as successor custodian or the delegation to Purchaser of Seller's authority and responsibility as custodian of all such IRA deposits (except self-directed IRA deposits), including, if necessary to comply with the rules of account or other agreement governing such IRAs, sending to the depositors thereof appropriate notices, cooperating with Purchaser in soliciting consents from such depositors, and filing any appropriate applications with applicable regulatory authorities. If any such delegation is made to Purchaser, Purchaser will perform all of the duties so delegated and comply with the terms of Seller's agreement with the depositor of the IRA deposits affected thereby. With respect to Deposits which are self-directed IRA deposits, Seller shall cooperate with Purchaser to invite depositors thereof to direct a transfer of each such depositor's account and the related Branch Deposit to Purchaser and to adopt Purchaser's forms of IRA agreements as a successor to Seller. With respect to any depositors who do not transfer such accounts, Seller will use its reasonable efforts in order to enable Purchaser to retain such accounts at the Branches.

      2.6 ASSUMPTION OF KEOGH DEPOSITS. With respect to Purchaser's proposed assumption of Deposits which are Keogh Accounts, Seller shall cooperate with Purchaser to take all steps necessary for transfer of such Accounts to Purchaser, including, if required, inviting depositors thereof to direct a transfer of each such depositor's Keogh Account and the related Deposit to Purchaser, as trustee thereof, and to adopt Purchaser's form of Keogh Master Plan as a successor to that of Seller. With respect to any depositors who do not transfer such accounts to Purchaser's form of Keogh Master Plan, Seller will use its reasonable efforts in order to enable Purchaser to retain such Keogh Accounts at the Branches.

      2.7 ADJUSTMENT OF NET PREPAID EXPENSES/CHARGES. All expenses accrued but not paid ("Accrued Expenses") or prepaid ("Prepaid Expenses") as determined in accordance with Generally Accepted Accounting Principles to facilitate the operations of the Branch prior to the Closing Date, including, without limitation, wages, salaries, incentive compensation (including bonuses), rents, utility payments, personal property taxes, and nondelinquent real property taxes and assessments relating to the Branches or the Branch Real Estate shall be pro-rated as of Closing between the parties. All Deposit related fees and charges shall be pro-rated through Closing.

      2.8 ALLOCATION OF CONSIDERATION. Purchaser and Seller agree to allocate the consideration payable hereunder at the Closing in accordance with Section 1060 of the Code (the "Allocation"). Within one hundred twenty (120) calendar days after the Closing Date, Purchaser shall provide to Seller Purchaser's proposed allocation. Within thirty (30) calendar days after the receipt of such proposed allocation, Seller shall propose to Purchaser any changes to such allocation or otherwise shall be deemed to have agreed with such allocation. Seller and Purchaser shall reduce such Allocation to writing, including jointly and properly executing completed IRS Form 8594, and any other forms or statements required by the Code, Treasury Regulations or the IRS, together with any and all attachments required to be filed therewith. Seller and Purchaser shall file timely any such forms and statements with the IRS. To the extent consistent with applicable law, Seller and Purchaser shall not file any Tax Return or other documents or otherwise take any position with respect to Taxes which is inconsistent with such Allocation, provided, however, that neither Seller nor Purchaser shall be obligated to litigate any challenge to such Allocation by a governmental authority. Seller and Purchaser shall promptly inform one another of any challenge by any governmental authority to any Allocation made pursuant to this paragraph and agree to consult with and keep one another informed with respect to the state of, and any discussion, proposal or submission with respect to, such challenge.

                                  ARTICLE III.
                    REPRESENTATIONS AND WARRANTIES OF SELLER

      Seller represents and warrants as follows:

      3.1 CORPORATE ORGANIZATION AND AUTHORITY. Seller is a Federal savings bank, duly organized, validly existing and in good standing under the laws of the United States of America and has the requisite power to execute, deliver and perform this Agreement and to operate the Branches. Seller is a member of SAIF and its Deposits are insured by the FDIC, subject to applicable FDIC coverage limitations. Seller has taken all corporate action necessary in order to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement is a valid and binding agreement of Seller.

      3.2 NO CONFLICT; LICENSES AND PERMITS; COMPLIANCE WITH LAWS AND REGULATIONS. Except as otherwise stated in this Agreement, the execution, delivery and performance of this Agreement by Seller does not, and will not, (i) violate any provision of its charter or bylaws or (ii) violate or constitute a breach of, or default under, any law, rule, regulation, judgment, decree, ruling or order of any court, government or governmental agency to which Seller is subject or under any agreement or instrument of Seller, or to which Seller is a party (except for any required consents of other parties under Assumed Contracts in respect of the transactions herein contemplated), which violation, breach, contravention or default referred to in this clause (ii) would have a Material Adverse Effect. Seller has all material licenses, franchises, permits, certificates of public convenience, orders and other authorizations of all federal, state and local governments and governmental authorities necessary for the lawful conduct of its business at each of the Branches as now conducted, except for those licenses, franchises, permits, certificates of public convenience, orders and other authorizations the failure of which to obtain would not have a Material Adverse Effect. All such licenses, franchises, permits, certificates of public convenience, orders and other authorizations, are valid and in good standing and are not subject to any suspension, modification or revocation or proceedings related thereto.

      3.3 APPROVALS AND CONSENTS. Except as required to obtain the Regulatory Approvals or as otherwise disclosed in writing to Purchaser by Seller in
Schedule 3.3 prior to the date hereof,
no notices, reports or other filings are required to be made, as of the date hereof, by Seller with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained, as of the date hereof, by Seller from, any governmental or regulatory authorities of the United States or the State of Ohio in connection with the execution and delivery of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby.

      3.4 DEPOSITS.

            (a) Schedule 3.4 sets forth an accurate listing of the Deposits, prepared as of the date indicated thereon, listing by category and by Branch the amount of such Deposits, together with the aggregate Accrued Interest thereon and the average interest rate payable thereon. The Deposits represent liabilities of the Seller to the holders thereof. The Deposits comply with applicable regulatory requirements except where failure to comply would not have a Material Adverse Effect. To Seller's knowledge, there are no disputes and Seller has not received notice of any disputes relating to the Deposits that would, singularly or in the aggregate, constitute a Material Adverse Effect.

            (b) To Seller's knowledge, the Deposits (i) are in all respects genuine and enforceable obligations of Seller and have been acquired and maintained in full compliance with all applicable laws, including (but not limited to) the Truth in Savings Act and regulations promulgated thereunder; (ii) were acquired in the ordinary course of Seller's business; and (iii) are not subject to any claims with respect to such Deposits that are superior to the rights of persons shown on the records delivered to Purchaser indicating the owners of the Deposits other than claims against such owners of the Deposits, such as state and federal tax liens, garnishments, and other judgment claims, which have matured or may mature into claims against the respective Deposits.

      3.5 FURNITURE, FIXTURES AND EQUIPMENT. Attached hereto as Schedule 3.5 is a true and accurate schedule of all Furniture, Fixtures and Equipment.

      3.6 LOANS. Schedule 3.6 sets forth all Deposit-Related Loans and Other Loans, including Accrued Interest thereon. Each of the Deposit-Related Loans and Other Loans is, the valid and binding obligation of the maker thereof, enforceable in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, fraudulent transfer, statutes of limitation, or other similar laws and judicial decisions affecting or relating to the rights of creditors generally, and to the effect of general principles of equity. The Deposit-Related Loans or Other Loans, or the respective collateral or other security therefor, comply with applicable regulatory requirements except where failure to comply would not have a Material Adverse Effect.

      3.7 PERSONAL PROPERTY AND SELLER LEASES. Each lease relating to Furniture, Fixtures and Equipment is the valid and binding obligation of Seller and there does not exist with respect to Seller's obligations thereunder any material default, or event or condition which constitutes, or after notice or passage of time or both would constitute, a material default on the part of Seller under any lease relating to Furniture, Fixtures and Equipment. Seller has heretofore provided to Purchaser or will provide prior to the Closing Date, copies of, or if copies are unavailable, all pertinent information relating to each lease relating to Furniture, Fixtures and Equipment. Each

Seller Lease is the valid and binding obligation of Seller and there does not exist with respect to Seller's obligations thereunder any material default, or event or condition which constitutes, or after notice or passage of time or both would constitute, a material default on the part of Seller under any Seller Lease. Seller has heretofore provided to Purchaser or will provide prior to the Closing Date, copies of, or if copies are unavailable, all pertinent information relating to each Seller Lease.

      3.8 CONTRACTS AND DEFAULTS. To the knowledge of Seller, no event has occurred and remains uncured which constitutes a material default by any party (or would, but for the passage of time or the giving of notice, constitute a material default) under any material contract relating to the operation of the Branches or any other Assumed Contract, except for those agreements that are terminable within six (6) months' notice or involving an obligation of Seller or the other party or parties thereto of less than $25,000 in any year and, excluding for purposes of this Section 3.8, any Deposit-Related Loans.

      3.9 EMPLOYEE BENEFITS. All material benefit plans or contracts (funded or unfunded) covering current employees or former employees of the Branches, including, but not limited to, "employee benefit plans" within the meaning of
Section 3(3) of ERISA (the "Plans"), have been heretofore provided to Purchaser or will be provided to Purchaser prior to the Closing Date.

      3.10 LITIGATION AND LIABILITIES. Except as set forth in Schedule 3.10, there are no actions, suits or other legal proceedings pending or, to Seller's knowledge, threatened against Seller or any of its Affiliates with respect to the Branches, and there are no violations of law or regulation, in each case, that could result in any claims against or obligations or liabilities of Seller or any of its subsidiaries with respect to the Branches that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

      3.11 REGULATORY MATTERS. Except as listed in Schedule 3.11, there are no pending, or, to Seller's knowledge, threatened, disputes or controversies between Seller and any Federal, state or local governmental authority with respect to the Branches that, individually or in the aggregate, could be expected to have a Material Adverse Effect.

      3.12 BROKERS' FEES. Except with respect to its engagement of KeyBanc Capital Markets, a division of McDonald Investments Inc., Seller has not employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder's fee in connection with the transactions contemplated by this Agreement. Purchaser shall not be liable for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated by this Agreement and all brokerage fees, commissions or finders' fees of McDonald Investments Inc. shall be the sole responsibility of Seller.

      3.13 ENVIRONMENTAL MATTERS. Without conducting any independent investigation, except as set forth in Schedule 3.13:

            (a) No Hazardous Substances have been disposed of or released upon or below, or is currently stored on, any of the Branches by Seller in violation of any Environmental

      Law and to Seller's knowledge no Hazardous Substances are present upon or below any of the Branches which would require remediation under any Environmental Laws;

            (b) Seller has not received any written communication from any governmental authority alleging a violation of any Environmental Law with respect to any of the Branches; and

            (c) No person or entity has asserted any claim arising out of, based upon, or resulting from (i) the release into the environment of any Hazardous Substance upon or below any of the Branches in violation of any Environmental Law, or (ii) the violation or alleged violation of any Environmental Law with respect to any of the Branches.

      3.14 COLLECTIVE BARGAINING AGREEMENTS. Seller is not a party to any collective bargaining agreement or contract with any labor organization with respect to any of the Branches.

      3.15 INFORMATION FOR REGULATORY APPROVALS. The information furnished or to be furnished by Seller in any regulatory application filed by Seller or Purchaser in connection with the Regulatory Approvals will be true and complete as of the date so furnished.

      3.16 ABSENCE OF CERTAIN CHANGES, ETC. Except as set forth in Schedule 3.16 or as contemplated under this Agreement, since the date of this Agreement, (i) Seller's business at the Branches has been conducted only in, and there has not been any material transaction other than according to, the ordinary and usual course of such businesses and (ii) there has not been any change in the financial condition, prospect, properties, business or results of operations of the Branches which constitutes a Material Adverse Effect, or any development or combination of developments of which Seller has knowledge which, individually or in the aggregate, is reasonably likely to result in a Material Adverse Effect other than changes in general economic conditions or changes in banking laws or regulations of general applicability or interpretations thereof.

      3.17 SOLDIERS AND SAILORS CIVIL RELIEF ACT. No borrower or obligor under the Deposit Loans or Other Loans has requested, and the Seller has not allowed any relief to any borrower or obligor pursuant to the Soldiers and Sailors Civil relief Act of 1940.

                                   ARTICLE IV.

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

      Purchaser represents and warrants that, except as set forth on Schedule 4:

      4.1 CORPORATE ORGANIZATION AND AUTHORITY. Purchaser is an Ohio banking corporation, duly organized, validly existing and in good standing under the laws of Ohio. Purchaser has the requisite corporate power and authority and has taken all corporate action as necessary in order to execute and deliver this Agreement, to consummate the transactions contemplated hereby, to accept and maintain the Deposits, to own the Assets, to assume the Liabilities and to operate the Branches. Subject to the foregoing and subject to obtaining the Regulatory Approvals, this Agreement will be a valid and binding agreement of Purchaser.

Purchaser is a member of the BIF and its deposits are insured by the FDIC, subject to applicable FDIC coverage limitations. Purchaser is duly authorized to operate a banking business and, upon receipt of approval of the Ohio Division of Financial Institutions of the Ohio Department of Commerce and the Federal Reserve Board, will be duly authorized to operate each of the Branches.

      4.2 NO CONFLICT; LICENSES AND PERMITS; COMPLIANCE WITH LAWS AND REGULATIONS. Except as otherwise stated in this Agreement, the execution, delivery, and, subject to the Regulatory Approvals, the performance of this Agreement by Purchaser does not, and will not (i) violate any provision of its articles or regulations, (ii) constitute or result in a material breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, any material agreement of Purchaser or (iii) to Purchaser's knowledge, violate or constitute a breach or contravention of or default under any law, rule, regulation, order, judgment, decree or filing of or agreement with any government, governmental authority or court to which Purchaser is subject or under any agreement or instrument of Purchaser, or to which Purchaser is otherwise bound, which violation, breach, contravention or default, individually or in the aggregate, (x) could be expected to prevent or impair the ability of Purchaser to perform its obligations under this Agreement or (y) could impair the validity or consummation of this Agreement or the transactions contemplated hereby.

      4.3 APPROVALS AND CONSENTS. Other than the Regulatory Approvals or as otherwise disclosed by Purchaser to Seller in this Agreement, no notices, reports or other filings are required to be made by Purchaser with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Purchaser from any governmental or regulatory authorities of the United States, any State government or any foreign jurisdictions or any nongovernmental third parties in connection with the execution and delivery of this Agreement by Purchaser and the consummation of the transactions contemplated hereby by Purchaser, the failure to make or obtain any or all of which could prevent, materially delay or materially burden the transactions contemplated by this Agreement.

      4.4 REGULATORY MATTERS. Neither Purchaser nor any of its Affiliates has received any indication from any Federal, state or other governmental agency, or has any reason to know, that such agency would oppose or refuse to grant or issue its consent or approval, if required, with respect to the transactions contemplated hereby, including, without limitation, any Regulatory Approval.

      4.5 BROKERS' FEES. Except with respect to Friedman Billings Ramsey, Purchaser has not employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated by this Agreement. Seller shall not be liable for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated by this Agreement and all brokerage fees, commissions or finders' fees of Friedman Billings Ramsey shall be the sole responsibility of Purchaser.

      4.6 LITIGATION AND LIABILITIES. There are no actions, suits or other legal proceedings pending, or to Purchaser's knowledge, threatened against Purchaser, or otherwise with respect to the transactions contemplated hereby, and to Purchaser's knowledge there are no violations of law or regulation that could result in any claims against or obligations or liabilities of Purchaser that, individually or in the aggregate, (i) could reasonably be expected to prevent or impair the ability of Purchaser to perform its obligations under this Agreement or (ii) could impair the validity or consummation of this Agreement or the transactions contemplated hereby.

      4.7 AGREEMENTS WITH REGULATORY AUTHORITIES. Purchaser is not a party to any written order, decree, agreement or memorandum of understanding with, or commitment letter or similar enforcement action, any Federal or state governmental agency or authority charged with the supervision or regulation of depository institutions or engaged in the insurance of deposits, nor has Purchaser been advised by any such regulatory authority that such authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter or enforcement action, in each case which order, decree, agreement, memorandum of understanding, commitment letter or enforcement action (i) could reasonably be expected to prevent or impair the ability of Purchaser to obtain the Regulatory Approvals or otherwise perform its obligations under this Agreement or (ii) could impair the validity or consummation of this Agreement or the transactions contemplated hereby.

      4.8 INFORMATION FOR REGULATORY APPROVALS. To the best knowledge and belief of Purchaser, the information furnished or to be furnished by Purchaser in any regulatory application filed by Purchaser or Seller in connection with the Regulatory Approvals will be true and complete as of the date so furnished.

      4.9 COMMUNITY REINVESTMENT ACT. Purchaser received a rating of "satisfactory" or "outstanding" in its most recent examination or interim review with respect to the Community Reinvestment Act. Purchaser has not been advised of any supervisory concerns regarding its compliance with the Community Reinvestment Act. Purchaser at the Closing Date will have available to it all funds necessary to satisfy all of its obligations hereunder and in connection with the transactions contemplated hereby, including the obligation to purchase the Assets and assume the Liabilities on the terms and conditions set forth herein, and its ability to consummate such transactions is not dependent or conditional upon the receipt of financing (whether debt or equity) from any unrelated third party.

                                   ARTICLE V.
                            COVENANTS OF THE PARTIES

      5.1 ACTIVITY IN THE ORDINARY COURSE. From the date hereof, and until the Closing Date, except as may be reasonably required to commence conversion of its electronic data processing system to a new software system, Seller shall conduct the business of the Branches to be transferred at the Closing Date in the ordinary and usual course following the same practices and standards and will not enter into any material transaction with respect to any of the Assets or Liabilities or make any material commitment with respect to the Assets or Liabilities except in the ordinary and usual course of business consistent with past practice. From the date hereof and until the Closing Date, Seller shall not, without the prior written consent of Purchaser:

            (a) Except in the ordinary course of business, sell, transfer, lease, assign, encumber or otherwise dispose of or enter into any contract, agreement or understanding to transfer, assign, encumber or dispose of any material Assets existing on the date hereof;

            (b) Agree to make any material improvements to the Branches or the Branch Real Estate, except with respect to commitments for such made on or before the date of this Agreement and disclosed to Purchaser in Schedule
      5.1 and normal maintenance or refurbishing purchased or made in the ordinary course of business;

            (c) File any application to relocate any Branch;

            (d) Enter into any commitment, agreement, understanding or other arrangements (i) to transfer, lease, assign, encumber or otherwise dispose of any Branch Real Estate, or (ii) to modify or terminate any Seller Lease;

            (e) Terminate the operations of any Branch;

            (f) Take any action that would (i) impair Purchaser's rights in any Deposit or Asset, (ii) impair in any way the ability of Purchaser to collect upon any Deposit-Related Loan or Other Loan, (iii) transfer a Deposit to a Branch from Seller's other branches, (iv) except in the ordinary course of servicing, result in a waiver by Seller of any material right, whether in equity or at law, that it has with respect to any Deposit-Related Loan or Other Loan and (v) that could otherwise have a Material Adverse Effect;

            (g) Change its deposit pricing policies at the Branches in a manner that is not consistent with deposit pricing policies used with respect to branches of Seller that are not Branches, except to the extent that Purchaser is provided notice of a change in pricing that is necessary to respond to deposit increases or decreases resulting from announcement of the transactions contemplated by this Agreement;

            (h) Change its loan pricing policies related to the Deposit-Related Loans or Other Loans in a manner that is not consistent with loan pricing policies used with respect to branches of Seller that are not Branches, or

            (i) Hire, transfer, terminate (other than in the ordinary course of business) enter into written agreements with or change compensation of any Hired Employees.

      5.2 ACCESS AND CONFIDENTIALITY.

            (a) Except as otherwise provided in this Agreement, Purchaser shall not contact any of the Employees, depositors, customers or suppliers of the Branches, or otherwise inspect the Branch facilities or interfere with the business of Seller in any way except with the written consent of Seller. After the date hereof and until the Closing Date, Seller shall afford to Purchaser and its officers, authorized agents and representatives reasonable access to the personnel, properties, books, records, contracts, documents, files (including loan files) and other information at the Branches, or relating to the Assets, the Employees, the Assumed Contracts and the Deposits. Seller shall furnish Purchaser with such additional financial and operating data and other information about its business operations at the Branches as may be reasonably necessary for the orderly transfer of the business operations of the Branches.

            (b) Each party to this Agreement shall hold, and shall cause its respective directors, officers, employees, agents, consultants and advisors to hold, in strict confidence, unless disclosure to a bank regulatory authority is necessary in connection with any Regulatory Approval (in which case Purchaser shall take such steps as are requested by Seller to request that the Information be afforded confidential treatment) or unless compelled to disclose by judicial or administrative process, by other requirements of law or the applicable requirements of any regulatory agency or relevant stock exchange, all non-public records, books, contracts, instruments, computer data and other data and information (collectively, "Information") concerning the other party furnished it by such other party or its representatives pursuant to this Agreement (except to the extent that such information can be shown to have been (a) previously known by such party on a non-confidential basis, (b) in the public domain through no fault of such party or (c) later lawfully acquired from other sources by the party to which it was furnished), and neither party shall release or disclose such Information to any other person, except its auditors, attorneys, financial advisors, bankers, other consultants and advisors, and to the extent permitted above, to IRS agents, bank regulatory authorities and other applicable governmental authorities.

      5.3 REGULATORY APPROVALS. As soon as practicable after the date of this Agreement, and in no event more than fifteen (15) calendar days after the date hereof, Purchaser shall prepare and file any applications to federal or state regulatory authorities for approvals necessary, including all Regulatory Approvals, to consummate the transactions contemplated by this Agreement. Purchaser shall use its reasonable best efforts to obtain each such approval as soon as practicable and will provide Seller with copies of any applications and all correspondence relating thereto prior to filing. Seller will cooperate in connection with Purchaser in obtaining each such approval (including promptly providing to Purchaser information regarding Seller to be included in the applications for Regulatory Approvals and the furnishing of any reasonable undertaking or commitment which may be required to obtain such Regulatory Approvals, whether such undertaking or commitment is to be provided prior to submission of or during review of the applications for Regulatory Approvals). If any regulatory authority shall require the modification of any of the terms and provisions of this Agreement as a condition to granting any Regulatory Approval, the parties hereto will negotiate in good faith to seek a mutually agreeable adjustment to the terms of the transactions contemplated hereby, such agreement not to be unreasonably withheld.

      5.4 ENVIRONMENTAL ASSESSMENT REPORTS AND PHYSICAL EXAMINATIONS.

            (a) Seller has provided to Purchaser copies of all environmental assessment reports relating to the Branches in Seller's possession.

            (b) Seller shall provide Purchaser and Purchaser's environmental consultants with access to each parcel of Branch Real Estate and to all pertinent information, records or documents within Seller's possession, custody or control, at times reasonably satisfactory to Seller, for the purpose of conducting an environmental investigation and preparing an environmental assessment report for Purchaser regarding each parcel of Branch Real Estate, of a scope reasonably satisfactory to Purchaser. Purchaser shall be responsible for paying the costs associated with the environmental assessment reports and agrees to save, defend, hold harmless and indemnify Seller from and against all Losses incurred by reason of Purchaser's activities under this Section. At Seller's request, Purchaser shall provide Seller with copies of any environmental assessment report and Purchaser and Seller shall hold information contained in such reports in confidence in accordance with Section 5.2.

            (c) Purchaser shall have seven (7) Business Days after receipt of any environmental assessment report, and in any event no later than thirty
      (30) calendar days, or sixty (60) calendar days if Purchaser determines to perform a Phase II assessment, after the date hereof, to provide notice to Seller of any Material Adverse Effect resulting from the presence of any Hazardous Substances on, under, or within or affecting any Branch Real Estate. If Purchaser fails to provide such timely notice to Seller, Purchaser shall be deemed to have waived any claim that the existence or presence of such Hazardous Substance results in a Material Adverse Effect or material breach of this Agreement. In the event Purchaser properly notifies Seller of the existence or presence of such Hazardous Substance, Seller shall have the option, but not the obligation, to perform remediation prior to the Closing Date as necessary to eliminate any Material Adverse Effect such Hazardous Substance would have on the value of such Branch Real Estate. If Seller refuses to perform such remediation, Purchaser may terminate this Agreement.

            (d) Purchaser and its employees, architects, engineers, accountants, attorneys, agents and other authorized representatives, shall have the right to enter upon the Branch Real Estate and to have access to the Branch Real Estate in order to make such physical inspections, to conduct such surveys, studies, tests and to make such other reviews of the Branch Real Estate that Purchaser, in its sole discretion, deems appropriate (herein called "Examinations"). Seller does hereby agree to give to Purchaser and its authorized representatives reasonable access at mutually convenient times. Purchaser shall be responsible for paying the costs associated with such physical inspections, surveys, studies, tests and reviews and agrees to save, defend, hold harmless and indemnify Seller from and against all losses incurred by reason of this section, including but not limited to expenses incurred in connection with restoring the Branch Real Estate to the same condition as it existed immediately prior to Purchaser's entry thereon.

            (e) Purchaser shall have thirty (30) calendar days following the date hereof to conduct its Examinations and provide to Seller notice of any material defect in the Branch Real Estate revealed by the Examinations. If Purchaser fails to provide such timely notice to Seller, Purchaser shall be deemed to have waived any claim that the Examinations revealed, any material defects in the Branch Real Estate. In the event Purchaser properly notifies Seller of the existence of such material defects, Seller shall have the option, but not the obligation, to repair or otherwise cure the defect prior to the Closing. If Seller refuses to repair or otherwise cure the defect, Purchaser may terminate this Agreement.

            (f) At the Closing, Seller shall pay Purchaser $28,000 towards the remediation of the mold problem at Market Street Branch. Seller shall have no further obligations with respect to the mold problem at Market Street Branch.

      5.5 TITLE TO BRANCH REAL ESTATE. Within fifteen (15) calendar days of the date hereof, Seller will deliver to Purchaser, for each parcel of Branch Real Estate, a title commitment showing title to be vested in Purchaser, free of all "Unpermitted Encumbrances." For such purposes, an "Unpermitted Encumbrance" shall include (a) any encumbrance that is a physical encumbrance identified by a survey conducted by, or on behalf of, the Seller or the Purchaser, and (b) all Encumbrances appearing in such title commitments except the following:

            (i) Laws, ordinances and governmental regulations (including, without limitation, those pertaining to air and water pollution and solid and hazardous wastes) restricting, regulating or prohibiting the occupancy or use of the Branch Real Estate, or regulating the character, dimensions or locations of the Improvements thereon; provided that none of the same would materially impair or interfere with the continued use of any portion of the Branch Real Estate for the purposes for which they have been customarily used by Seller;

            (ii) the following standard general printed exceptions: matters created or first appearing in the public records after the effective date of the applicable commitment; matters of survey; rights of tenants (as tenants only) in possession; matters not shown in public records; unrecorded mechanic's liens; and real estate taxes and special assessments not delinquent;

            (iii) Such other imperfections of title as are not so substantial as to materially impair or interfere with the continued use of any portion of the Branch Real Estate for the purposes for which they have been customarily used by Seller.

Seller shall have forty-five (45) Business Days from the date it receives notice of an Unpermitted Encumbrance to cause the removal of such Unpermitted Encumbrance or to provide for a title indemnity or bond over such Unpermitted Encumbrance, satisfactory in form and amount to Purchaser's title company. Purchaser agrees to take all action reasonably necessary to assist in the removal or other disposition of such Unpermitted Encumbrance and to cooperate with Seller in negotiating reasonable accommodations with the holder of any Unpermitted Encumbrance, all at no cost to Purchaser.

      5.6 NOTICES OF DEFAULT. Seller and Purchaser shall each promptly give written notice to the other upon becoming aware of the impending or threatened occurrence of any event which could reasonably be expected to cause or constitute a breach of any of their respective representations, warranties, covenants or agreements contained in this Agreement.

      5.7 DEPOSIT SOLICITATION BY PURCHASER. Prior to and following the Closing, Purchaser will not use Seller's name, logos or trademarks in any manner in advertising for or soliciting deposits without Seller's prior written consent, which may be withheld for any reason.

      5.8 PERFORMANCE OF LIABILITIES. From and after the Closing Date, Purchaser shall indemnify and hold Seller harmless and fully perform, pay and discharge all of the Liabilities as and when due and shall protect the rights of depositors and creditors of the Branches in the same manner and to the same extent as if Purchaser had itself originally incurred the Liabilities. Seller shall indemnify and hold Purchaser harmless and fully perform, pay and discharge all of the Liabilities which arose prior to the Closing Date and shall protect the rights of depositors and creditors of the Branches in the same manner and to the same extent with respect to Liabilities that arose prior to the Closing Date.

      5.9 CONTRACTS. Seller shall use its reasonable efforts to obtain the consent from any third party required to assign any of the Assumed Contracts to Purchaser; provided, however, that Seller shall not be obligated to incur any monetary obligations or expenditures in connection with such efforts. The cost of such obligations or expenditures Seller incurs in good faith shall be borne by the Purchaser, but only with Purchaser's prior written consent. Seller may by written notice to Purchaser prior to the Closing exclude from Schedule 1.1(a) any contract that is not assignable by its terms, or that requires the consent of a third party in order for such contract to be assigned to Purchaser, if, in each case, Seller has been unable to obtain consent prior to the Closing. If the exclusion of contracts results in a Material Adverse Effect, then Purchaser may terminate this Agreement.

      5.10 SELLER LEASES. Seller shall assign to Purchaser any Seller Leases relating to the Branch Real Estate. Purchaser shall assume all obligations of Seller under such Seller Leases, with respect to the period following the Closing Date.

      5.11 INSURANCE; DESTRUCTION OF OR DAMAGE TO A BRANCH. From the date of this Agreement through the Closing Date, Seller shall maintain insurance upon each Branch in such amounts and of such kinds as have been maintained by it in the past. In the event any Branch is partially or totally damaged or destroyed by fire, flood, earthquake or other casualty, between the date hereof and the Closing Date, Seller may, in its sole discretion, use the proceeds of any insurance maintained upon such Branch to repair such damage or rebuild such destroyed Branch. At the Closing, if the Branch is not repaired or replaced, Seller shall deliver to Purchaser any unused or uncommitted insurance proceeds and other payments received by Seller as a result of such damage or destruction and shall assign to Purchaser all of Seller's rights and claims against any third party by reason thereof so that Purchaser, using the proceeds of any such insurance, may repair such damage or rebuild such destroyed Branch.

      5.12 INTERFERENCE OR DAMAGE. Purchaser shall not interfere with Seller's normal operations or its customers or employee relations. Without limiting the generality of the foregoing, Purchaser shall not solicit customers of the Branches prior to Closing. Purchaser hereby agrees to indemnify, reimburse, defend and hold harmless Seller for, from and against all Losses arising out of or related to the activities of Purchaser, its agents or contractors on or about the Branches on or prior to the Closing Date.

      5.13 ACCOUNT LOANS. On and after the Closing Date, Purchaser shall continue to honor and provide credit in accordance with applicable law and the provisions of the Deposit-Related Loans and Other Loans transferred under this Agreement until such provisions are properly modified or canceled by Purchaser.

      5.14 SAFE DEPOSIT BUSINESS. From and after the Closing Date, Purchaser shall assume all of Seller's liabilities with respect to the safe deposit business associated with the Branches, including but not limited to maintaining all necessary facilities and providing all necessary services for the use of safe deposit boxes by the renters thereof, in accordance with the provisions of the applicable leases or other agreements relating to such boxes (the "Safe Deposit Business"). To the extent that Purchaser does not fulfill all of Seller's obligations with respect to safe deposit boxes, Purchaser shall indemnify and hold harmless Seller for any Losses associated therewith, without regard to any Floor Amount or Ceiling Amount. Any safe deposit fees shall be pro rated among the parties as of the Closing Date.

      5.15 CONDUCT OF BUSINESS. Except with the prior written consent of Seller, between the date hereof and the Closing Date, Purchaser and its Affiliates shall not undertake any marketing or advertising efforts specifically directed to Sellers' customers. Likewise, between the date hereof and the Closing Date, Purchaser and its Affiliates shall not take any other action intended to reduce the amount of the Deposits as of the Closing Date. Neither Purchaser nor Seller shall, between the date of this Agreement and the Closing Date, conduct its business and operations in such a manner as to impair its respective ability to consummate the transactions contemplated hereunder nor will either Purchaser or Seller engage in any transaction, take any action or omit to take any action, which could be expected to impair its ability to consummate the transactions contemplated hereunder. Notwithstanding anything contained herein, between the date hereof and the Closing Date, Purchaser and its Affiliates shall be permitted to engage in marketing activities with respect to Purchaser's business generally, to increase interest rates Purchaser or such Affiliates pay to customers, provided, however, such increases (i) are consistent with past and customary practices of Purchaser, (ii) are taken in the ordinary course of business, (iii) are not directed only at the markets in which the Branches are located, and (iv) are not intended to adversely affect the business or prospects of the Branches.

      5.16 FIDUCIARY RELATIONSHIPS. Purchaser shall perform all of the fiduciary relationships of Seller arising out of or in relation to any retirement accounts included within the Deposits, and with respect to such accounts, Purchaser shall assume all of the obligations and duties of Seller as fiduciary and succeed to all such fiduciary relationships of Seller as fully and to the same extent as if Purchaser had originally acquired, incurred or entered into such fiduciary relationship.

      5.17 SOLICITATIONS AND BRANCH LOCATIONS. Seller agrees that for a period of twenty four (24) months after the Closing Date, Seller shall not solicit deposits, loans or other business from or to persons or entities who are depositors at the Branches on the date of this Agreement or Closing Date with respect to the Deposits; or have an office in Allen County, Ohio for the purpose of accepting deposits or soliciting or originating loans; or engage in direct mail or media advertising for deposits or non-commercial loans directed specifically to persons resident in Lima, Ohio, rather than to persons on a regional or national basis; except that (i) nothing in this Section 5.17 shall prohibit television, radio or newspaper solicitations which are not directed specifically to persons or entities who are located in Lima, Ohio or are otherwise depositors of the Branches on the Closing Date, (ii) Seller and Affiliates and successors of Seller may solicit depositors who as of the date of this Agreement have existing accounts at other branches or other offices of Seller or its Affiliates, and (iii) nothing in this Section 5.17 shall restrict solicitations with respect to a branch or office that Seller or its Affiliates hereafter acquires in a transaction involving multiple branches or offices. For purposes of this Section 5.17, commercial loans and lending relationships shall mean secured or unsecured loans that are primarily for commercial, corporate, business or agricultural purposes, whether or not such loans would be categorized as commercial loans for regulatory purposes.

      5.18 "AS IS" CONDITION. Purchaser acknowledges that it will purchase the Assets and assume the Liabilities at the Closing in an "AS IS" condition, with all faults, in reliance upon Purchaser's inspection thereof and the reports obtained by Purchaser pursuant hereto and Seller makes no representations or warranty of any kind whatsoever with respect to the Assets or the Liabilities, except as otherwise expressly set forth herein. Purchaser and anyone claiming by, through or under Purchaser hereby waives, releases and forever discharges Seller, and any Affiliates and directors, officers and agents of Seller or its Affiliates, from any and all claims that it may now have or hereafter acquire against any such persons and entities for any Losses which arise from any defects or other conditions, (including, without limitation, violations of Environmental Law or presence, storage, release or disposal of Hazardous Substances thereon), affecting the Branches or any portion thereof; provided, however, that such release shall not apply to a claim by Purchaser against Seller for a breach of Seller's representations, warranties and covenants contained in this Agreement that is brought in accordance with, and subject to the limitations of, the indemnification provisions contained in Article XI of this Agreement.

      5.19 DEPOSIT RECORDS. Seller shall prepare or cause to be prepared at its expense and make available to Purchaser at Seller's data processing center or other reasonably convenient location magnetic media records in Seller's field format as soon as possible and in any event not later than thirty (30) calendar days prior to the Closing Date and further shall make available to Purchaser such records updated monthly and as of the Closing Date. Such updated records shall be made available at such time after the Closing Date as agreed to by the parties.

                                   ARTICLE VI.
                              TRANSITIONAL MATTERS

      6.1 TRANSITIONAL ARRANGEMENTS.

            (a) Seller and Purchaser shall, before and after the Closing Date, cooperate in good faith to ensure the orderly and efficient transfer and conversion of the Assets and Liabilities to be transferred hereunder. To this end and to the extent not otherwise provided in this Agreement, Seller and Purchaser shall meet and agree upon appropriate procedures for notification of customers, employees and suppliers, for conversion of data processing and check clearing systems for notification of customer inquiries and, as necessary, enter into a transition services agreement memorializing such procedures. Seller shall cooperate with Purchaser in a manner in which the Seller reasonably believes will accommodate the conversion of the data processing and check clearing systems of the Branches. Seller shall not be obligated to provide any conversion information or assistance that requires unreasonable expense or inconvenience on Seller's part but shall discuss with Purchaser the feasibility and cost of providing such information or assistance.

            (b) Purchaser shall establish an account with Seller (the "Correspondent Account") for purposes of accepting credits to and absorbing debits against, the cash balances transferred or transferable as a result of adjustments made pursuant to this Agreement during the three
      (3) months after the Closing Date. The Correspondent Account shall provide authorization to Seller, without signature of Purchaser, for the deposits and withdrawals authorized in, but only such deposits and withdrawals as are authorized in this Agreement with respect to the Correspondent Account. Any negative (collected) balances in the Correspondent Account shall represent an advance to Purchaser bearing interest which shall be debited against such Correspondent Account at the end of each month at the applicable Federal Funds Rate on the last Business Day of such month.

      6.2 NOTIFICATION OF DEPOSITORS. Each of Seller and Purchaser shall obtain the prior approval, which shall not be unreasonably withheld, of the other of the form of any written notification to holders of Deposits of the transfer of the Deposits from Seller to Purchaser. Purchaser will notify the holders of Deposits as soon as practicable, but in no event less than five (5) Business Days before Closing, of its assumption of all of the liability for the Deposits, and shall include in such notification any additional notice or information Seller or Purchaser is required to give by any regulatory authority having jurisdiction or under applicable law or the terms of any other agreement between Seller and any customer in connection with the transactions contemplated hereby, including, without limitation, notice of the cessation of customer online banking through Seller as of the Closing Date. All costs and expenses of any notice or communication sent or published by Purchaser shall be the responsibility of the Purchaser.

      6.3 ASSUMPTION OF DEPOSITS. Upon the Closing Date, Purchaser shall assume and timely discharge the duties and obligations of Seller with respect to the Deposits transferred on the Closing Date as may arise under such account agreements, applicable laws, regulations, agreements and rules of automated clearing houses and other payment systems which relate thereto. From and after the Closing Date, Purchaser agrees to pay, to the extent of sufficient available funds on deposit, all properly drawn checks, drafts, non-negotiable withdrawal orders, and other commercial paper items relating to the Deposits (the "Paper Items" and any ACH and wire transactions) timely presented to it by mail, over its counters, or through clearings by depositors whose deposits or accounts on which such items are drawn are included within the Deposits, whether drawn on the check or draft forms provided by Seller or by Purchaser, all in accordance with applicable law and the provisions of such accounts in effect as of the Closing Date, until such provisions are properly modified or canceled by Purchaser.

      6.4 PAPER ITEMS.

            (a) Purchaser shall mail or forward, without expense to customers, to the last known address of all customers of the Branches, immediately on or after the Closing Date, and in any event by means reasonably designed to be received by such customers within five (5) calendar days following the Closing Date, Paper Items (including, without limitation, coupon books for loans, checks, drafts and withdrawal orders) bearing Purchaser's own imprint for use by such customers. Such Paper Items shall be accompanied by a letter approved by Seller requesting that such depositors promptly cease writing Paper Items (including, without limitation, checks and drafts) bearing Seller's name or imprint against such Accounts and to destroy all Paper Items held by such customers that bear the Seller's name or imprint.

            (b) Purchaser shall provide to Seller (and the Federal Reserve, if necessary) information necessary to expedite the clearing of the Paper Items. For a period of sixty (60) calendar days following the Closing Date (the "Inclearing Period"), Seller shall continue to process checks or drafts drawn on Deposits which are presented to Seller. During the Inclearing Period, Seller shall credit the Correspondent Account on the date of receipt of Paper Items and shall promptly send to Purchaser all Paper Items received for payment. Upon expiration of the Inclearing Period, Seller shall cease honoring Paper Items presented against Deposits and such Paper Items shall be returned marked "refer to Maker."

      6.5 RETURNED ITEMS. Any items that were credited for deposit to or cashed against a Deposit prior to the Closing and are returned unpaid or involve encoding errors or disputes of Regulation E, but excluding foreign items, on or within sixty (60) calendar days after the Closing Date ("Returned Items") will be handled as set forth herein. If Seller's account is charged for the Returned Item, Seller shall forward such Returned Item to Purchaser and shall credit the Correspondent Account for the full amount of the Returned Item. If upon Purchaser's receipt of such Returned Item there are sufficient funds in the Deposit to which such Returned Item was credited or in any other Deposit transferred at Closing standing in the name of the party responsible for such Returned Item, Purchaser will debit any or all such Deposits in the amount equal in the aggregate to the Returned Item. If there are not sufficient funds in the Deposit, together with all other Deposits transferred at Closing standing in the name of the party responsible for such Returned Item, for Seller to recover the full amount of the Returned Item, Seller shall debit the Correspondent Account for the unrecovered portion of the Returned Item; provided, however, that if there are not sufficient funds in the Deposit because of Purchaser's failure to honor holds placed on such Deposits, Seller shall not debit the Correspondent Account for the unrecovered portion of the Returned Item. Any items that were credited for deposit to or cashed against a Deposit prior to the Closing and are returned unpaid more than sixty (60) calendar days after the Closing Date will be the responsibility of Purchaser; provided, further however, that for a period of 18 months after the Closing checks drawn on the United States Treasury and checks issued by state governments and municipalities will be the responsibility of Seller and for a period of 24 months after closing checks returned for endorsement irregularities shall be the responsibility of Seller. All amounts due to either party under this Section 6.5 shall be determined without regard to any Floor Amount.

      6.6 AUTOMATED CLEARING HOUSE CREDIT AND DEBITS. Immediately after the Closing Date, Purchaser will send an appropriate "Notification of Change" to all originators indicating the new routing/transit number and account number for each of the Accounts receiving Automated Clearing House ("ACH") credits and debits. On the Closing Date, and on each Business Day during the 90 day period following the Closing Date, Seller will deliver to Purchaser an ACH transaction file or a paper listing of all such credit and debit records which Seller, in the exercise of its reasonable efforts, is able to identify. Seller shall provide this information to Purchaser each Business Day as soon as practicable, taking into consideration whether or not the transaction is a same day settlement transaction or a next day settlement transaction. Seller shall credit and debit the Correspondent Account for the total debit and total credit transactions provided. Purchaser will be responsible for crediting and debiting customers with all ACH transactions in the Accounts.

      No later than ninety (90) calendar days after the Closing Date, Seller will discontinue accepting and forwarding ACH transactions to the Purchaser. Transactions will be returned to the originators marked "Branch Sold to Another DFI."

      Purchaser agrees to complete and obtain Federal Reserve acceptance of the ACH Federal Reserve Agreement prior to the Closing Date. All returns received by Seller for ACH transactions processed before the Closing Date for Accounts owned by the Purchaser after the Closing Date will be provided to Purchaser as received for appropriate posting to the Accounts. Simultaneously, Seller will credit or debit the Correspondent Account as appropriate. Purchaser shall promptly notify Seller of any ACH Returns which it initiates on any Business Day after the Closing with respect to the Accounts. Seller will make appropriate entries to the Correspondent Account.

      Seller agrees to provide Purchaser with information on any ACH originators who are currently settling to Accounts that Purchaser will own subsequent to the Closing Date. Purchaser shall establish alternative arrangements with such ACH originators and shall cause such arrangements to be effective as of the Closing Date. Seller will not accept transactions from these ACH originators after Closing Date.

      6.7 WIRE TRANSFERS. Effective the day after the Closing Date, Seller will not accept wire transfers for the Accounts. Wire transfers will be returned to the originator as soon as practicable indicating "branch no longer owned by Seller." At least fifteen (15) calendar days prior to the Closing Date, Purchaser shall notify all wire transfer originators of the new routing and transit number and account number and to instruct such originators that such numbers are to be used only for wire transfers initiated on or after the day after the Closing Date. Seller will, to the best of its ability, provide Purchaser with information on Accounts originating and receiving wire transfers. Purchaser agrees to complete all necessary Federal Reserve wire transfer arrangements and have such arrangements accepted by the Federal Reserve prior to the Closing Date.

      6.8 ESCHEATABLE DEPOSITS. Purchaser shall be solely responsible for the proper reporting and transmission to the State of Ohio of escheatable deposits from and after the Closing Date. Seller shall provide to Purchaser a listing of the last date of contract with any depositor of a Deposit that will become subject to escheat.

      6.9 MAINTENANCE OF RECORDS. Through the Closing Date, Seller will maintain the Records relating to the Assets and Liabilities being transferred at the Closing in the same manner and with the same care that the Records have been maintained prior to the execution of this Agreement. All Records whether held by Purchaser or Seller, shall be maintained for such periods as are required by law, unless the parties shall, applicable law permitting, agree in writing to a different period. From and after the Closing Date, each of the parties shall permit the other reasonable access to any applicable Records in its possession relating to matters arising on or before the Closing Date and reasonably necessary in connection with any claim, action, litigation or other proceeding involving the party requesting access to such Records or in connection with any legal obligation owed by such party to any present or former depositor or other customer; provided, however, that a party shall be entitled to fees, for the level of service requested, for any Research of Records required by the other party after the Closing Date, provided that the charge for Research shall not exceed $30.00 per hour and $4.00 per check copy. Moreover, following the Closing Date, Purchaser Agrees to maintain database information cross referencing the Seller's account number for transferred customers in order to facilitate any post Closing Research to be performed by Seller at Purchaser's request or as required by law.

      6.10 IRA AND KEOGH ACCOUNTS. Seller shall make available to Purchaser on or before the Closing Date, Seller's documents for each IRA or Keogh Account which is included in the Deposits; provided that Seller shall retain such amount of the records necessary for Seller to prepare and file reports with government agencies for periods prior to the Closing Date. Purchaser will prepare and file all reports to government authorities required to be filed for the period commencing on the Closing Date. Purchaser agrees to indemnify Seller (without regard to any Floor Amount or Ceiling Amount) for any liability incurred by Seller for any inconsistency of such reports with the Records provided by Seller so long as Seller's records are accurate in all relevant respects. Seller will prepare and file all reports to government authorities required to be filed for prior periods and shall indemnify Purchaser for any liability associated therewith.

      6.11 ATM/DEBIT CARDS. Seller will provide Purchaser with a list of ATM access cards and debit cards issued by Seller to depositors of any Deposits, and a data processing record in Seller's standard file format containing mailing addresses for each of the depositors of the Deposits and all related account information required to support an automated conversion, as soon as practicable after the receipt of all approvals by bank regulatory authorities for the transactions hereby contemplated (except for the expiration of any statutory waiting periods. At or promptly after the Closing, Seller will provide Purchaser with a revised data processing record. Seller will not be required to disclose to Purchaser customer's PINs or algorithms or logic used to generate PINs. ATM access cards and debit cards issued by the Seller will be deactivated after the Close of Business on the Closing Date. Purchaser shall reissue ATM access cards and debit cards to Depositors prior to the Closing Date, which cards shall be effective as of the Closing Date. Seller agrees to settle any and all ATM transactions affected on or before the Closing Date, but processed after the Closing Date, within ten (10) Business Days after the Closing Date, and to debit or credit, as the case may be, the Correspondent Account for such amounts. Seller further agrees that debit card transactions affected on or before the Closing Date will be processed in accordance with Section 6.4(b).

      6.12 DATA PROCESSING CONVERSION OF DEPOSITS AND HANDLING OF CERTAIN ITEMS. The conversion date of the data processing with respect to the Assets and Liabilities will be the Closing Date, unless otherwise agreed by the parties. Seller and Purchaser agree to cooperate to ensure the orderly transfer of all data processing information. Purchaser acknowledges and agrees that the customer contracts and customer identification information with respect to Deposits (including without limitation customer signature cards) are maintained by Seller in digital format according to Seller's standard procedures and that such information will be made available to Purchaser in such format.

      6.13 STATEMENT OF ACCOUNTS. Promptly following the Closing, Seller will provide to customers final statements, including interest payments/credits of Accrued Interest for all Accounts, other than passbook savings, IRA Accounts and Keogh Accounts, in the Deposits as of the Closing.

      6.14 CONTINUING AVAILABILITY OF RECORDS; ACCOUNT HISTORIES. After the Closing, Seller will retain for such period as required by Seller's internal retention policies all Records which have not been delivered to Purchaser at any time prior thereto. Seller shall, upon request, use reasonable efforts to assist Purchaser in obtaining information (such as photocopies, source of receipt, etc.) relating to Account histories prior to Closing and to perform and provide all Research, including microfilm copies of activities prior to Closing. Purchaser shall reimburse Seller for its costs in providing such information and Research. Seller also shall designate in writing appropriate persons for Purchaser to contact so as to obtain information regarding customer inquiries, including, if applicable, relevant accounting information concerning the Deposits.

      6.15 DEPOSIT COLLATERAL. Seller has pledged or otherwise encumbered the Assets of Seller listed in Schedule 6.15 under the Deposit Collateral Security Agreements to secure all of Seller's obligations to perform under the Deposits set forth therein. Purchaser understands and agrees that the Deposit Collateral shall at all times be considered, unless otherwise sold to Purchaser in accordance with this Agreement, the sole property of Seller and that Purchaser shall have no right, title or interest in or to such Deposit Collateral or any of the proceeds therefrom. Purchaser agrees to obtain a full and unconditional release of all liens, claims or encumbrances on the Deposit Collateral represented by the Deposit Collateral Security Agreements, or otherwise arising out of such pledge, by substituting collateral of Purchaser satisfactory to such depositors or otherwise, on or before the Closing. Seller shall cooperate with Purchaser in obtaining such releases. In the event that Purchaser, after exercising its good faith efforts, is unable to obtain the release of the Deposit Collateral Security Agreements prior to Closing, Purchaser hereby agrees that Purchaser will purchase the Deposit Collateral on the Closing Date at a price equal to the Deposit Collateral Value.

      6.16 VENDOR RELATIONSHIPS. Purchaser acknowledges that Seller may terminate all of its vendor relationships related to Branch operations effective as of the Closing Date and it shall be the responsibility of Purchaser to assume such relationships or replace them as of the Closing Date.

      6.17 FURTHER ASSURANCES. Each of Seller and Purchaser will execute, acknowledge and deliver such instruments and take such other actions as the other party may reasonably require in order to carry out the intent of this Agreement. On and after the Closing Date, each party will promptly deliver to the other all mail and other communications which are properly addressable or deliverable to the other as a consequence of the transactions pursuant to this Agreement. The costs incurred by a party in performing its obligations to the other under this Section 6.17 shall be borne equally by Purchaser and Seller. Purchaser and Seller will cooperate with one another to minimize the costs referred to herein.

                                  ARTICLE VII.
                           TAXES AND EMPLOYEE BENEFITS

      7.1 PRORATION OF TAXES. Except as otherwise agreed to by Purchaser and Seller, whenever it is necessary to determine the liability for Taxes for a portion of a taxable year or period that begins before and ends after the Closing Date, the determination of the Taxes for the portion of the year or period ending on, and the portion of the year or period beginning after, the Closing Date shall be determined by assuming that the taxable year or period ended at the Close of Business on the Closing Date.

      7.2 INTEREST REPORTING AND WITHHOLDING. Unless otherwise agreed by the parties:

            (a) Seller will report to applicable taxing authorities and holders of Deposits transferred on the Closing Date, with respect to the period from January 1 of the year in which the Closing Date occurs through the Closing Date, all interest credited to, withheld from and any early withdrawal penalties imposed upon the Deposits.

            (b) Purchaser will report to the applicable taxing authorities and holders of Deposits, with respect to all periods from and after the day after the Closing Date, all such interest credited to, withheld from and early withdrawal penalties imposed upon such Deposits.

            (c) Any amounts required by any governmental agencies to be withheld from any of the Deposits through the Closing Date will be withheld by Seller in accordance with applicable law or appropriate notice from any governmental agency and will be remitted by Seller to the appropriate agency on or prior to the applicable due date. Any such withholding required to be made subsequent to the Closing Date shall be withheld by Purchaser in accordance with applicable law or the appropriate notice from any governmental agency and will be remitted by Purchaser to the appropriate agency on or prior to the applicable due date. Within thirty
      (30) calendar days after the Closing Date, Seller shall pay to Purchaser that portion of any sums theretofore withheld by Seller from any Deposits transferred on the Closing Date which are or may be required to be remitted by Purchaser pursuant to the foregoing and shall directly remit to the applicable governmental agency that portion of any such sums which are required to be remitted by Seller.

            (d) Seller will make all required reports to applicable Tax authorities and to obligors on Deposit Related Loans purchased on the Closing Date, with respect to all periods from and after January 1 of the year in which the Closing Date occurs through the Closing Date, concerning all such interest and points received by Seller.

            (e) Purchaser will make all required reports to applicable Tax authorities and to obligors on Deposit Related Loans purchased on the Closing Date, with respect to all periods from and after the Closing Date, concerning all such interest and points received by Purchaser.

      7.3 SALES AND TRANSFER TAXES, TITLE INSURANCE. Except as otherwise agreed in writing by the parties, all excise, sales, use, recording fees and closing fees, that arise as a result of consummation of this Agreement shall be paid by Purchaser and Purchaser shall indemnify and hold Seller harmless from and against any such taxes, premiums or fees. Deed and transfer taxes and premiums for title insurance shall be paid by Seller.

      7.4 ASSISTANCE AND COOPERATION. After the Closing Date, each of Seller and Purchaser shall:

            (a) Make available to the other and to any taxing authority as reasonably requested all relevant information, records, and documents relating to Taxes with respect to the Assets or income therefrom, the Liabilities or payments in respect thereof, or the operation of the Branches;

            (b) Provide timely notice to the other in writing of any pending or proposed Tax audits (with copies of all relevant correspondence received from any Taxing authority in connection with any Tax audit or information request) or assessments with respect to the Assets or the income therefrom, the Liabilities or payments in respect thereof, or the operation of the Branches for taxable periods for which the other may have a liability under this Article 7; and

            (c) The party requesting assistance or cooperation shall bear the other party's out-of-pocket expenses in complying with such request to the extent that those expenses are attributable to fees and other costs of unaffiliated third-party service providers.

      7.5 EMPLOYEE BENEFITS.

            (a) Purchaser shall make commercially reasonable efforts to employ the Employees as of the day following the Closing Date on terms and conditions (including compensation and benefits) typically provided by Purchaser to its employees; provided, however that nothing in this Section 7.5(a) shall obligate Purchaser to hire any Employee, or to provide any Employee with the same job position as such Employee held with Seller. Within sixty (60) calendar days of the date of this Agreement, Purchaser shall provide to Seller Schedule 7.5(a), indicating the Employees that Purchaser expects to hire on the Closing Date ("Hired Employees" are those employees of Seller immediately prior to the Closing Date who become employees of Purchaser the day following the Closing Date). Purchaser acknowledges that Seller has made no assurances to Purchaser with respect to such Employees accepting positions with Purchaser.

            (b) Purchaser shall cause its health plans to waive any otherwise applicable waiting period or other eligibility requirements so that Hired Employees are eligible for heath care coverage as of Closing. Subject to insurer requirements, Purchaser agrees to ensure that any preexisting condition clause in any of Purchaser's health or disability insurance coverage shall not be applicable to Hired Employees.

            (c) Seller shall be responsible for payments, if any, for accrued vacation, sick or other personal time off, not taken by an Employee prior to the Closing Date and for all earned incentive compensation including bonuses, if any, with respect to service completed prior to the Closing Date.

            (d) Seller shall retain the responsibility for payment of all medical, dental, health and disability claims incurred by any Employee on or prior to the Closing Date and Purchaser shall not assume any liability with respect to such claims, including liability for continuing payments after Closing for claims incurred at or prior to the Closing. Purchaser assumes responsibility for payment of all medical, dental, health and disability claims reported by Hired Employees after the Closing Date. For purposes of this Section 7.5(d) claims are incurred at the time the services are performed or the disability is confirmed and not at the time a claim for benefits related to such injury or disability is made.

            (e) Seller agrees that it shall retain, consistent with its normal employment practices, all liability and obligation, if any for those former employees of the Branches who retired or terminated employment prior to or on the Closing Date or otherwise do not become Hired Employees.

            (f) Effective as of the Closing Date, Purchaser shall assume liability for severance pay and similar obligations payable to any Hired Employee who is terminated by Purchaser after the Closing Date. Such payment shall be made by Purchaser in accordance with Purchaser's normal severance policies. Purchaser shall credit Hired Employees for their length of service with Seller for all purposes under each employee benefit and fringe benefit plan to be provided by Purchaser to such Hired Employees to the same extent such service was recognized under similar plans of Seller and limited only to Purchaser's plans in effect on the Closing Date or adopted within one year thereof. Such service, however, need only be counted for purposes of vesting, eligibility and rate of prospective benefit accrual under any pension benefit plan.

            (g) Effective as of the Closing Date, Purchaser shall assume, consistent with Purchaser's employee benefit plans and fringe benefits applicable to employees of comparable responsibility, all liability for, and Seller shall have no liability or obligation for any medical, dental and health benefits for claims incurred after the Closing Date for the Hired Employees who as of the Closing Date are absent from work due to sickness or short-term disability.

            (h) Purchaser and Seller do not intend that this Article should provide any rights to Employees or Hired Employees as third-party beneficiaries of this Agreement but only provide for Purchaser's and Seller's respective rights and obligations as between themselves. Nothing in this Article constitutes an offer of employment or contract of employment by Purchaser or Seller.

                                  ARTICLE VIII.
                              CONDITIONS TO CLOSING

      8.1 CONDITIONS TO OBLIGATIONS OF PURCHASER. Unless waived in writing by Purchaser, the obligation of Purchaser to consummate the transactions contemplated by this Agreement to be consummated at the Closing is conditioned upon fulfillment, at or before the Closing, of each of the following conditions:

            (a) Governmental and Regulatory Consents. All consents, approvals and authorizations required to be obtained prior to the Closing from governmental and regulatory authorities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including the Regulatory Approvals, shall have been made or obtained, and shall remain in full force and effect; all waiting periods applicable to the consummation of the transactions contemplated hereby shall have expired or been terminated; and all required regulatory filings shall have been made.

            (b) Representations and Warranties. Each of the representations and warranties of Seller contained in this Agreement shall be true in all material respects when made and as of the Closing Date, with the same effect as though such representations and warranties had been made on and as of the Closing Date (except that representations and warranties that are made as of a specific date need to be true in all material respects only as of such date, and except that representations and warranties relating to Assets and Liabilities to be transferred at the Closing Date shall only be made, and need only be true in all material respects, on and as of the Closing Date), each of the representations and warranties in this Agreement that contains an express materiality qualification, shall have been accurate in all respects as of the date of this Agreement, and shall be accurate in all respects as of the time of the Closing as if then made, each of the covenants and agreements of Seller to be performed on or prior to the Closing Date shall have been performed in all material respects; and Purchaser shall have received at Closing a certificate to that effect as to the representations, warranties, covenants and agreements dated as of the Closing Date and executed by the Chairman of Seller ("Seller's Officer's Certificate").

      8.2 CONDITIONS TO OBLIGATIONS OF SELLER. Unless waived in writing by Seller, the obligation of Seller to consummate the transactions contemplated by this Agreement to be consummated at the Closing, is conditioned upon fulfillment, at or before the Closing, of each of the following conditions:

            (a) Governmental and Regulatory Consents. All consents, approvals, permits and authorizations required to be obtained prior to the Closing from governmental and regulatory authorities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby shall have been made or obtained and shall remain in full force and effect; and all waiting periods applicable to the consummation of the transactions contemplated hereby shall have expired or been terminated and all required regulatory filings shall have been made.

            (b) Representations and Warranties. Each of the representations and warranties of Purchaser contained in this Agreement shall be true in all material respects when made and as of the Closing Date, with the same effect as though such representations and warranties had been made on and as of the Closing Date (except that representations and warranties that are made as of a specific date need be true in all material respects only as of such date). Each of the covenants and agreements of Purchaser to be performed on or prior to the Closing Date shall have been performed in all material respects and Seller shall have received at the Closing a certificate to that effect as to the representations, warranties, covenants and agreements dated as of such Closing Date and executed by the Chief Executive Officer, Chief Financial Officer or any Executive Officer of Purchaser ("Purchaser's Officer's Certificate").

                                   ARTICLE IX.
                               CLOSING PROCEDURES

      9.1 CLOSING DATE AND PLACE. The Closing will be held at the offices of Seller at 120 West Second Street, Dayton, Ohio, 45402 at 5:00 P.M. on the 31st day following receipt of Regulatory Approval, provided, however, if such 31st day is not a Friday then the Closing shall be held on the next succeeding Friday, or such other date and time as is mutually agreed upon by Seller and Purchaser (the "Closing Date") and shall be effective as of the Close of Business on the Closing Date.

      9.2 PAYMENT DUE AT CLOSING. Seller shall pay the Cash Payment to Purchaser at the Closing by wire transfer of immediately available funds to an account designated in writing by Purchaser. Seller shall prepare and deliver to Purchaser at the Closing a statement (the "Preliminary Settlement Statement"), substantially in the form of Exhibit B hereto and supported by appropriate schedules and exhibits, showing the computation of the Cash Payment.

      9.3 CLOSING DOCUMENTS TO BE DELIVERED OR ACTIONS TO BE TAKEN BY SELLER. At the Closing, Seller shall:

            (a) deliver to Purchaser the following schedules:

                 (i) a schedule ("Schedule 9.3(a)(i)") indicating the amount and location of the Cash on Hand as of the Close of Business on the Business Day preceding the Closing Date;

                  (ii) a schedule ("Schedule 9.3(a)(ii)") indicating the amount and nature of each Prepaid Expense and Accrued Expense as of the Close of Business on the Business Day preceding the Closing Date;

                  (iii) Schedule 3.4 summarizing the balances of Deposits,
            including Accrued Interest thereon, as of the Close of Business on a date set forth thereon;

                  (iv) Schedule 3.5 listing the Furniture, Fixtures and
            Equipment;

                  (v) an updated Schedule 3.6 summarizing the Deposit-Related
            Loans and Other Loans and reflecting the balance of such loans, including Accrued Interest thereon, as of the Close of Business on a date no more than five (5) Business Days prior to the Closing Date;

                  (vi) an updated Schedule 1.1(e) listing the Uncollectible
            Loans;

                  (vii) an updated Schedule 1.1(a) giving effect to any Assumed
            Contracts excluded pursuant Section 5.9.

            (b) execute and deliver to Purchaser or to Purchaser's title company deeds conveying title to the Branch Real Estate to Purchaser;

            (c) execute and deliver to Purchaser an Assignment and Assumption Agreement, substantially in the form attached hereto as Exhibit C;

            (d) execute and deliver to Purchaser a Bill of Sale and Assignment in the form attached hereto as Exhibit D with respect to Deposit-Related Loans;

            (e) deliver to Purchaser possession of the Assets, subject to any Seller Leases thereon;

            (f) deliver to Purchaser such safe deposit and safekeeping files and Records pertaining to the Safe Deposit Business as exist and are available, together with the contents of the safe deposit boxes maintained at the Branches, as the same exist as of the Close of Business on the Closing Date;

            (g) execute and deliver to Purchaser a Retirement Account Transfer Agreement in the form attached hereto as Exhibit E;

            (h) deliver to Purchaser Seller's Officer's Certificate, dated as of the Closing Date, substantially in the form attached hereto as Exhibit F;

            (i) deliver or cause to be delivered to Purchaser all other documents and instruments necessary to transfer to Purchaser all of Seller's right, title and interest in and to the Assets and use its best efforts to obtain consents from third persons required to effect the assignments set forth in the Assignment and Assumption Agreement;

            (j) deliver to the Purchaser's title company all documents and instruments (including, without limitation, a closing affidavit sufficient to enable the title company to delete the Standard Exceptions from the title policies) reasonably necessary to enable the title company to record the real property deeds for each parcel of Branch Real Estate to be conveyed to Purchaser hereunder and issue the title policies without any Unpermitted Encumbrances as of the Closing Date;

            (k) deliver to Purchaser the originals of each Seller Lease, to the extent originals are in Seller's possession and copies of each Seller Lease if originals are not in Seller's possession;

            (l) deliver to Purchaser all Escrow Balances;

            (m) execute and deliver to Purchaser a certificate of the Seller stating that Seller is not a "foreign" person within the meaning of
      Section 1445 of the Code, which certificate shall set forth all information required by, and otherwise be executed in accordance with, Treasury Regulation Section 1.1445-2(b)(2); and

            (n) execute and deliver to Purchaser a limited power of attorney executed by Seller with respect to assignment and recording of mortgages securing the Other Loans, substantially in the form attached hereto as
      Exhibit I.

      9.4 CLOSING DOCUMENTS TO BE DELIVERED OR ACTIONS TO BE TAKEN BY PURCHASER. At the Closing Date, Purchaser shall:

            (a) execute and deliver to Seller an Assignment and Assumption Agreement in the form attached hereto as Exhibit C;

            (b) execute and deliver to Seller a Retirement Account Transfer Agreement in the form attached hereto as Exhibit E;

            (c) deliver to Seller the Purchaser's Officer's Certificate, dated as of the Closing Date, substantially in the form attached hereto as Exhibit G;

            (d) deliver or cause to be delivered to Seller all other documents and instruments necessary to evidence Purchaser's assumption of the Liabilities;

            (e) deliver to the title company all documents and instruments reasonably necessary to enable the title company to record the real property deeds for each parcel of Branch Real Estate to be conveyed to Purchaser hereunder and to issue the title policies as of the Closing Date; and

            (f) deliver to Seller a certificate from the FDIC and Purchaser's principal regulator indicating that Purchaser is a validly existing financial institution and is a member of the BIF and its deposits are insured by the FDIC, subject to applicable FDIC coverage limitations.

      9.5 POST CLOSING ADJUSTMENTS.

            (a) As soon as reasonably practicable after the Closing Date, but no later than ten (10) Business Days thereafter, Seller shall prepare and deliver to Purchaser:

                  (i) an updated Schedule 3.4 (Deposits) that shall accurately reflect the related balances, including Accrued Interest thereon, as of the Close of Business on the Closing Date;

                  (ii) an updated Schedule 3.6 (Loans) that shall accurately reflect the related balances, including Accrued Interest thereon, as of the Close of Business on the Closing Date;

                  (iii) an updated Schedule 9.3(a)(i) that shall accurately
            reflect the amount of Cash on Hand as of the Close of Business on the Closing Date, which schedule shall be prepared by Seller based upon a cash count to be mutually conducted by Seller and Purchaser at the Close of Business on the Closing Date; and

                  (iv) an updated Schedule 9.3(a)(ii) that shall accurately
            reflect the amount of Net Prepaid Expenses as of the Close of Business on the Closing Date.

            (b) As soon as reasonably practicable after the Closing Date, but no later than five (5) Business Days thereafter, Seller shall prepare and deliver to Purchaser a final settlement statement (the "Final Settlement Statement") substantially in the form of Exhibit H hereto, and supported by appropriate schedules and exhibits, which shall show the calculation of the Final Payment Amount based upon the updated schedules delivered pursuant to this Section 9.5.

            (c) The final payment amount shown on the Final Settlement Statement (the "Final Payment Amount") shall be paid in the following manner: if the Cash Payment shall have been greater than the Final Payment Amount, Purchaser shall refund to Seller the difference between such amounts; if the Cash Payment shall have been less than the Final Payment Amount, Seller shall pay to Purchaser the difference between such amounts. Such refund or payment shall be made simultaneous with the delivery of such Final Settlement Statement, by a credit or charge to the Correspondent Account for the Final Payment Amount together with interest thereon for the number of calendar days from and including the Closing Date to such settlement date, but excluding such settlement date, at the rate per annum equal to the Federal Funds Rate.

            (d) The Final Settlement Statement shall be final and binding upon Purchaser five (5) Business Days after delivery unless Purchaser gives written notice to Seller setting forth with specificity any objection Purchaser has with respect to any item contained in the

      Final Settlement Statement ("Purchaser's Objection"). Seller and Purchaser shall use their reasonable best efforts to resolve any disagreement during the ten (10) day period following receipt by Seller of Purchaser's Objection. If Purchaser and Seller are unable to resolve their disagreement within such ten-day period, the [Minneapolis, Minnesota] office of the accounting firm of R.S. McGladrey shall resolve such disagreement and modify the Final Settlement Statement accordingly, which shall thereafter be deemed final and binding.

            (e) Purchaser and Seller shall share equally in the cost of any accountant unless the adjustment in the Final Settlement Statement does not increase Seller's payment to Purchaser, in which case all costs of such accountant shall be borne by Purchaser.

                                   ARTICLE X.

                                   TERMINATION

      10.1 TERMINATION. This Agreement may be terminated at any time prior to the Closing Date:

            (a) by the mutual consent of Purchaser and Seller;

            (b) by Seller or Purchaser, in the event of a material breach by the other of any representation, warranty or covenant contained herein which is not cured or cannot be cured within thirty (30) calendar days after written notice of such termination has been delivered to the breaching party; provided, however, that termination pursuant to this Section 10.1(b) shall not relieve the breaching party of liability for such breach or otherwise;

            (c) by Seller in the event Purchaser has not filed all applications necessary to obtain the Regulatory Approvals within fifteen (15) calendar days after the date hereof unless such failure to file all applications to obtain the Regulatory Approvals within fifteen (15) calendar days of the date hereof is the result of a breach of the terms of this Agreement by Seller;

            (d) by Seller in the event that the Closing has not occurred by the Termination Date (provided that Closing has not been delayed (i) because of the Seller's inability to close because of data processing delays or
      (ii) as a result of a breach of the terms of this Agreement by Seller or of the action by or condition of Seller), and by Purchaser in the event that the Closing has not occurred by the Termination Date (provided that Closing has not been delayed (i) because of Purchaser's inability to perform its obligations hereunder or (ii) as a result of a breach of the terms of this Agreement by Purchaser or of the action by or condition of Purchaser);

            (e) (i) by Seller at any time after the denial or revocation of any Regulatory Approval (unless such denial is a result of an action by or condition of, Seller) or if, at any time prior to the Closing Date, the applicable governmental and regulatory authorities whose consents, approvals and authorizations are required in order for Purchaser to consummate the transactions contemplated hereby shall have indicated that such authorities will not grant such consents, approvals and authorizations, (ii) by Purchaser at any time after the denial or revocation of any Regulatory Approval (unless such denial is a result of an action by or the condition of, Purchaser) or if, at any time prior to the Closing Date, the applicable governmental and regulatory authorities whose consents, approvals and authorizations are required in order for Seller to consummate the transactions contemplated hereby shall have indicated that such authorities will not grant such consents, approvals and authorizations;

            (f) (i) by Seller at any time upon withdrawal by Purchaser of its application for Regulatory Approval (unless such withdrawal is a result of communication by one of the applicable governmental and regulatory authorities whose consents, approvals and authorizations are required in order to consummate the transactions contemplated herein of its unwillingness to grant Regulatory Approval on or before the Target Date as a result of an action by or the condition of Seller), (ii) by Purchaser at any time upon withdrawal by Purchaser of its application for Regulatory Approval (unless such withdrawal is a result of communication by one of the applicable governmental and regulatory authorities whose consents, approvals and authorizations are required in order to consummate the transactions contemplated herein of its unwillingness to grant Regulatory Approval on or before the Target Date as a result of an action by or the condition of Purchaser).

            (g) by Purchaser in accordance with Sections 5.4, 5.5 and 5.9.

      10.2 EFFECT OF TERMINATION. In the event of termination of this Agreement and abandonment of the transactions contemplated hereby pursuant to Section 10.1, no party hereto (or any of its directors, officers, employees, agents or Affiliates) shall have any liability or further obligation to any other party, except as provided in Sections 2.2 and 5.2 and except that nothing herein will relieve any party from liability for any breach of this Agreement.

                                   ARTICLE XI.
                                 INDEMNIFICATION

      11.1 INDEMNIFICATION.

            (a) Seller shall indemnify Purchaser and hold Purchaser harmless from and against any and all Losses which Purchaser may suffer, incur or sustain as a result of (i) any misrepresentation in any representation or warranty made by Seller pursuant to this Agreement, (ii) any breach or failure to perform any agreement of Seller contained in this Agreement, or
      (iii) subject to Section 5.4(f) hereof, any claim, penalty, legal action or administrative action asserted by a third party (a "Claim") based on any action by Seller relating to the operation of the Branches or the Liabilities (including Seller Leases) prior to the Closing Date.

            (b) Purchaser shall indemnify Seller and hold Seller harmless from and against any and all Losses which Seller may suffer, incur or sustain arising as a result of (i) any misrepresentation in any representation or warranty made by Purchaser pursuant to this Agreement, (ii) any breach or failure to perform any agreement of Purchaser contained in this Agreement, or (iii) any Claim based on any action by Purchaser relating to the operation of the Branches or the Liabilities (including Seller Leases) after the Closing Date.

            (c) In the event that either of the indemnified parties hereto is made a defendant in or party to any Claim, the indemnified party shall give the indemnifying party prompt notice thereof, provided, however, that notice of the original claim for indemnification with respect to a claim for indemnification under Section 3.13 (Environmental Matters) shall have been given prior to the expiration of two (2) years from the Closing Date. The parties agree that so long as an original claim for indemnification is provided within the applicable time period set forth above, any Losses which may be subsequently incurred arising from such claim shall be the responsibility of the indemnifying party. If the indemnifying party determines that the indemnified party is entitled to indemnification and wishes to contest the Claim, the indemnifying party shall provide notice of its intention to contest and defend the Claim to the indemnified party within twenty (20) Business Days after the indemnified party's notice of such Claim (unless a shorter response period is required under the circumstances). Such contest and defense shall be conducted by reputable attorneys employed by the indemnifying party. The indemnified party shall be entitled at any time, at its own cost and expense, to participate in such contest and defense and to be represented by attorneys of its or their own choosing. If the indemnified party elects to participate in such defense, the indemnified party will cooperate with the indemnifying party in the conduct of such defense. Neither the indemnified party nor the indemnifying party may concede, settle or compromise any Claim without the consent of the other party, which consents will not be unreasonably withheld.

            (d) In the event any indemnified party should have a claim against any indemnifying party that does not involve a Claim, the indemnified party shall deliver a notice of such claim with reasonable promptness to the indemnifying party; provided, however, that notice of the original claim for indemnification shall have been given prior to the expiration of one year from the Closing Date, or, with respect to claims arising out of a breach of Seller's obligations under 3.13 (Environmental Matters), notice of the original claim for indemnification shall have been given prior to the expiration of two (2) years from the Closing Date. A claim for indemnification arising out of breach of Seller's obligations under the last clause of Section 6.5, may be presented at any time during the time periods set forth therein. The parties agree that so long as an original claim for indemnification is provided within the applicable time period set forth above, any Losses which may be subsequently incurred arising from such claim shall be the responsibility of the indemnifying party. If the indemnifying party notifies the indemnified party that it does not dispute the claim described in such notice or fails to notify the indemnified party within thirty (30) calendar days after delivery of such notice by the indemnified party whether the indemnifying party disputes the claim described in such notice, the Loss in the amount specified in the Indemnified party's notice will be conclusively deemed a liability of the indemnifying party and the indemnifying party shall pay the amount of such Loss to the indemnified party on demand. If the indemnifying party has timely disputed its

      Liability with respect to such claim, the officers of each of the indemnifying party and the indemnified party will proceed in good faith for no less than sixty (60) calendar days, to negotiate a resolution of such dispute.

            (e) For all purposes of this Section 11.1, an indemnifying party shall not be responsible for paying for any Losses until such time as the cumulative amount of Losses related to matters subject to the indemnifying party's indemnity hereunder shall exceed fifty thousand dollars ($50,000) (the "Floor Amount") and, upon reaching the Floor Amount, the indemnifying party shall be responsible for paying only those Losses above and beyond twenty-five thousand dollars ($25,000.00) and the indemnified party shall be liable for all such Losses up to twenty-five thousand dollars ($25,000.00).

            (f) For purposes of Sections 11.1(a)(i) and 11.1(b)(i) only: (i) an indemnifying party shall not be responsible for paying for any Losses to the extent that the aggregate amount of such Losses exceeds one million dollars ($1,000,000) (the "Ceiling Amount"), and (ii) the indemnification set forth in this Section 11.1 shall be the indemnified party's sole and exclusive remedy for any Losses occurring or arising as a result of any misrepresentation in any representation or warranty made by an indemnifying party pursuant to this Agreement.

            (g) For purposes of Sections 11.1(a)(ii) and 11.1(b)(ii) only: (i) an indemnifying party shall not be responsible for paying for any Losses to the extent that the aggregate amount of such Losses exceeds the Ceiling Amount, and (ii) the indemnification set forth in this Section 11.1 shall not be the indemnified party's sole and exclusive remedy for any Losses occurring or arising as a result of any breach or failure to perform any agreement contained in this Agreement.

                                  ARTICLE XII.
                                  MISCELLANEOUS

      12.1 SURVIVAL. The parties' respective representations and warranties contained in this Agreement shall survive until the first anniversary of the Closing and thereafter neither party may claim any damage for breach thereof; provided, however, that the Seller's representations and warranties contained in
Section 3.13 (Environmental Matters) shall survive until the second anniversary of the Closing and thereafter Purchaser may not claim any damage for breach thereof and Seller's obligations under the last clause of Section 6.5 shall survive until expiration of the time periods set forth therein.

      12.2 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations of either party hereunder may be assigned by either of the parties hereto without the prior written consent of the other party.

      12.3 BINDING EFFECT. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

      12.4 PUBLIC NOTICE. Prior to the Closing Date, neither Purchaser nor Seller shall directly or indirectly, make, or cause to be made, any press release for general circulation, public announcement or disclosure or issue any notice or general communication to employees with respect to any of the transactions contemplated hereby without the prior written consent of the other party, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, each party may make such public disclosure as may be required by law or necessary to obtain the Regulatory Approvals and Notice of such disclosure shall be given to the other party prior to such disclosure.

      12.5 NOTICES. All notices, requests, demands, consents and other communications given or required to be given under this Agreement and under the related documents shall be in writing and delivered to the applicable party at the address indicated below:

      If to Seller:          Liberty Savings Bank, FSB
                             120 West Second Street
                             Dayton, Ohio 45402
                             Attn: Joseph Hoskins
                             Vice President and General Counsel

      With a copy to:        Squire, Sanders & Dempsey L.L.P.
                             312 Walnut Street
                             Suite 3500
                             Cincinnati, Ohio 45202
                             Attn: James J. Barresi, Esq.

      If to Purchaser:       The State Bank and Trust Company
                             401 Clinton Street
                             Defiance, Ohio 43512
                             Attn: President

      With a copy to:        Charles S. DeRousie
                             Vorys, Sater, Seymour and Pease LLP
                             52 East Gay Street
                             P.O. Box 1008
                             Columbus, Ohio 43216-1008

or, as to each party at such other address as shall be designated by such party in a written notice to the other party complying as to delivery with the terms of this Section. Any notices shall be in writing, including telegraphic or facsimile communication, and may (but need not) be sent by registered or certified mail, return receipt requested, postage prepaid or telegraphed. Notice shall be effective upon actual receipt thereof.

      12.6 INCORPORATION. All Exhibits and Schedules attached hereto and to which reference is made herein are incorporated by reference as if fully set forth herein.

      12.7 GOVERNING LAW. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Ohio (excluding its choice of law rules).

      12.8 ENTIRE AGREEMENT. This Agreement contains the entire understanding of and all agreements between the parties hereto with respect to the subject matter hereof and supersedes any prior or contemporaneous agreement or understanding, oral or written, pertaining to any such matters which agreements or understandings shall be of no force or effect for any purpose; provided, however, that the terms of any confidentiality agreement between the parties hereto previously entered into, to the extent not inconsistent with any provisions of this Agreement, shall continue to apply. This Agreement may not be amended or supplemented in any manner except by mutual agreement of the parties and as set forth in a writing signed by the parties hereto or their respective successors in interest. Other than the representations and warranties set forth in this Agreement and the Exhibits and Schedules hereto, Seller expressly disclaims any and all liability for and does not warrant the accuracy of any representations or warranties, or any other written or oral communication transmitted or made available to Purchaser, including without limitation, the preliminary sales material distributed to Purchaser by Seller's representative.

      12.9 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      12.10 HEADINGS. The headings used in this Agreement are inserted for purposes of convenience of reference only and shall not limit or define the meaning of any provisions of this Agreement.

      12.11 WAIVER. The waiver of any breach of any provision under this Agreement each party shall not be deemed to be a waiver of any preceding or subsequent breach under this Agreement. No such waiver shall be effective unless in writing.

      12.12 EXPENSES. Unless specifically provided otherwise in this Agreement, each party shall bear and pay all costs and expenses which it incurs, or which may be incurred on its behalf in connection with the preparation of this Agreement and consummation of the transactions described herein, and the expenses, fees, and costs necessary for any approvals of the appropriate regulatory authorities.

      12.13 COMPUTATION OF INTEREST. All computation of interest in respect of payments required hereunder shall be made on the basis of a year of 365 calendar days for the actual number of calendar days (including the first day, but excluding the last day) occurring in the period for which such interest is payable.

      12.14 THIRD-PARTY BENEFICIARIES. Except as expressly provided in this Agreement, the parties hereto intend that this Agreement shall not benefit or create any right or cause of action in or on behalf of any person other than the parties hereto.

      12.15 SEVERABILITY. If any provision of this Agreement, as applied to any part or circumstance, shall be adjudged by a court of competent jurisdiction to be void, invalid or unenforceable, the same shall in no way effect any other provision of this Agreement, the application of any such provision and any other circumstances or the validity or enforceability of the other provisions of this Agreement.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

                                       LIBERTY SAVINGS BANK, FSB

                                       By: /s/ Suzan D. Kranjc
                                           -----------------------------------
                                       Name: Suzan D. Kranjc
                                       Title: Executive Vice President

                                       STATE BANK AND TRUST COMPANY

                                       By: /s/ James E. Adams
                                           -----------------------------------
                                       Name: James E. Adams
                                       Title: Executive Vice President and CFO

                       Schedule 1.1(a) - Assumed Contracts

                             Schedule 1.1(b) - ATMs

                       Schedule 1.1(c) - Other Liabilities

                   Schedule 1.1(d) - Officers with "Knowledge"

                             Schedule 3.4 - Deposits

                Schedule 3.5 - Furniture, Fixtures and Equipment

                              Schedule 3.6 - Loans

                   Schedule 3.10 - Litigation and Liabilities

                       Schedule 3.11 - Regulatory Matters

                      Schedule 3.13 - Environmental Matters

                Schedule 3.16 - Absence of Certain Changes, Etc.

      Schedule 4 - Exceptions to Purchaser's Representations and Warranties

                       Schedule 6.15 - Deposit Collateral

         Schedule 7.5(a) - Purchaser's Estimate of Employees to be Hired

                        Schedule 9.3(a)(i) - Cash on Hand

                   Schedule 9.3(a)(ii) - Net Prepaid Expenses